Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock of

Conceptus, Inc.

at $31.00 Per Share, Net in Cash by

Evelyn Acquisition Company,

a wholly-owned subsidiary of

Bayer HealthCare LLC,

a wholly-owned indirect subsidiary of

Bayer Aktiengesellschaft

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 5, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 4, 2013), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER.

Evelyn Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), and an indirect wholly-owned subsidiary of Bayer Aktiengesellschaft (“Bayer AG”), is offering to purchase all of the outstanding shares of common stock, par value $0.003 per share (the “Shares”), of Conceptus, Inc., a Delaware corporation (“Conceptus”), at a price of $31.00 per Share, payable net to the seller in cash, without interest (the “Offer Price”), subject to any withholding taxes required by applicable law, on the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 28, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser and Conceptus, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Conceptus (the “Merger”), with Conceptus continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to such time (other than any (i) Shares held by Parent or any of its subsidiaries (including Purchaser) or in the treasury of Conceptus immediately prior to the Effective Time and (ii) Shares held by stockholders of Conceptus who properly demand appraisal for their Shares under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, subject to any withholding taxes required by applicable law.

THE CONCEPTUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Conceptus board of directors (the “Conceptus Board”) has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Conceptus and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”); and (3) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, if required by the DGCL, adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Condition, the HSR Condition (each as defined in Section 13—“Conditions to the Offer”) and the other conditions described in Section 13—“Conditions to the Offer”. A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares into the Offer.

May 7, 2013

IMPORTANT

If you desire to tender all or any portion of your Shares into the Offer, you should either (a) if you are a stockholder of record, (x) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, (y) in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A. (the “Depositary”), and (z) either deliver the certificates representing your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares”, in each case prior to the expiration time of the Offer, or (b) if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares into the Offer for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares into the Offer.

If you desire to tender your Shares into the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares into the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares”.

* * *

Questions and requests for assistance may be directed to Georgeson, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

SUMMARY TERM SHEET

Purchaser is making an offer to purchase all outstanding Shares at a price of $31.00 per Share, payable net to the seller in cash, without interest, subject to any withholding taxes required by applicable law, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, as further described herein. The following are some questions that you, as a stockholder of Conceptus, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we”, “our”, or “us” refer to Purchaser, Parent, or Purchaser and Parent, as the context requires.

WHO IS OFFERING TO BUY MY SHARES?

•

Parent is a Delaware limited liability company based in Tarrytown, New York, and an indirect wholly-owned subsidiary of Bayer Aktiengesellschaft (“Bayer AG”), the ultimate parent company of the Bayer group of companies (collectively, “Bayer”). Parent operates as an intermediate holding company for the U.S. business of Bayer HealthCare, the healthcare subgroup within Bayer. Bayer HealthCare is one of the world’s leading, innovative enterprises in the healthcare and medical products industry combining the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions within Bayer. Bayer HealthCare’s aim is to discover, develop, manufacture and market products that will improve human and animal health worldwide. Parent operates a major portion of the U.S. activities of Bayer HealthCare, which had North American sales of €4.961 billion in the fiscal year ended December 31, 2012. See the “Introduction” and Section 9—“Certain Information Concerning Parent and Purchaser”.

•

Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser has not carried on any business activities other than entering into the Merger Agreement and activities in connection with this Offer. See the “Introduction” and Section 9—“Certain Information Concerning Parent and Purchaser”.

•

Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, on the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered into and not withdrawn from the Offer.

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

•	We are making an offer to purchase all of the issued and outstanding Shares. See the “Introduction” and Section 1—“Terms of the Offer”.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay $31.00 per Share in cash, payable net to you in cash, without interest, subject to any withholding taxes required by applicable law, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES INTO YOUR OFFER?

•

If you are the record owner of your Shares and you tender your Shares into the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” and Section 1—“Terms of the Offer”.

WHY ARE YOU MAKING THIS OFFER?

•

We are making this Offer because we want to acquire Conceptus. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to cause Purchaser to consummate the Merger. Upon consummation of the Merger, the Surviving Corporation would be a wholly-owned subsidiary of Parent. See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Conceptus, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement” and Section 13—“Conditions to the Offer”.

HAS THE CONCEPTUS BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Conceptus Board has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Conceptus and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, in accordance with the requirements of the DGCL; and (3) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, if required by the DGCL, adopt the Merger Agreement.

Accordingly, the Conceptus Board recommends that you accept the Offer and tender your Shares into the Offer and, if required, vote your Shares in favor of adopting the Merger Agreement. Conceptus’ full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it will file with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which will be mailed to the stockholders of Conceptus together with this Offer to Purchase and the related Letter of Transmittal. See the “Introduction”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is subject to, among others, the following conditions:

•

prior to the then scheduled expiration time of the Offer, there being validly tendered in accordance with the terms of the Offer (without regard to Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the then scheduled expiration time of the Offer) and not withdrawn a number of Shares that, together with the Shares then owned by Bayer AG and its subsidiaries (including Parent and Purchaser) (collectively, the “Bayer Entities”) represents at least a majority of the sum of (x) the number of Shares then issued and outstanding plus (y) all Shares which Conceptus may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options to purchase Shares (“Conceptus Options”), restricted stock units (“Conceptus Restricted Stock Units”), stock appreciation rights (“Conceptus Stock Appreciation Rights”) and Conceptus’ outstanding 5.00% Convertible Senior Notes due 2031 (the “Conceptus Convertible Notes”) issued pursuant to that certain Indenture, dated as of December 23, 2011 (the “Indenture”), between Conceptus and Wells Fargo Bank (after giving effect to any Make-Whole Fundamental Change (as defined in the Indenture), assuming the effectiveness thereof occurred on the scheduled expiration time of the Offer)) (the “Minimum Condition”);

•

the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the transactions contemplated by the Merger Agreement having expired or been terminated at or prior to the expiration time of the Offer (the “HSR Condition”);

•

the absence of any law or order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable pursuant to authoritative interpretation to the Offer or the Merger, by any governmental entity (other than the application of the waiting period provisions of the HSR Act or any other antitrust law to the Offer or to the Merger) the effect of which is to: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) impose, effect, implement or require any Material Restriction (as defined in Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”), (3) impose material limitations on the ability of Parent or any of its subsidiaries effectively to acquire, pay for, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or any of its subsidiaries on all matters properly presented to the stockholders of Conceptus, or (4) require divestiture by Parent or any of its subsidiaries of any Shares; and

•	the other conditions described in Section 13—“Conditions to the Offer”.

•	We may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the “Introduction”, Section 1—“Terms of the Offer” and Section 13—“Conditions to the Offer”.

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

HOW WILL YOU PAY FOR SHARES ACCEPTED IN THE OFFER?

We estimate that we will need up to approximately $1.1 billion to purchase all of the outstanding Shares validly tendered into the Offer, acquire all the remaining outstanding Shares pursuant to the Merger and to pay all related fees and expenses. Such amount will be funded by Bayer AG’s, Parent’s and their respective affiliates’ available cash, cash equivalents and operational cash flow. The funds from such sources will be provided to Purchaser through intragroup loans, capital contributions and/or other customary intragroup transfers and transactions. See Section 12—“Source and Amount of Funds”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER INTO THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

We do not believe that our financial condition is relevant to your decision whether to tender your Shares into and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

•	the Offer is not subject to any financing condition;

•	if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and

•	we, together with Bayer AG and each of our respective affiliates, will have cash, cash equivalents and operational cash flow sufficient to finance the Offer and the Merger.

See Section 12—“Source and Amount of Funds”.

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, on June 5, 2013 (one minute after 11:59 p.m., New York City time, on June 4, 2013) to tender your Shares into the Offer, unless we extend the Offer, in which event you will have until the expiration time of the Offer as so extended. In addition, if, pursuant to the Merger Agreement, we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

•

If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3—“Procedures for Tendering Shares”. See also Section 1—“Terms of the Offer”.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

•

In the event that the Minimum Condition or any of the other conditions to acceptance for payment of Shares tendered into the Offer has not been satisfied or waived as of the then scheduled expiration time of the Offer, we will extend the Offer for successive extension periods of up to ten business days each until September 10, 2013 (the “End Date”) (except that either Conceptus or Parent may, upon written notice to the other party, extend the End Date to October 15, 2013 if the HSR Condition has not been satisfied prior to the End Date), the length of each such period to be determined by Parent. See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

•

We will extend the period of time during which the Offer remains open for any minimum period required by any law or any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Global Select Market that is applicable to the Offer. See Section 1—“Terms of the Offer”.

•

We may, in our discretion (and without the consent of Conceptus or any other person), provide a subsequent offering period of not less than three nor more than twenty business days if the Bayer Entities do not directly or indirectly own more than 90% of the outstanding Shares after the first date and time at which Shares are accepted for payment in the Offer, in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?

•

A subsequent offering period is not an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the subsequent offering period. A subsequent offering period, if there is one, would occur after we have accepted, and have become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. See Section 4—“Withdrawal Rights”.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER?

•

If we extend the Offer, we will inform Computershare Trust Company, N.A. (the “Depositary”) of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer”.

•

If we elect to provide or extend any subsequent offering period, a public announcement of this determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer expired or the date of termination of any subsequent offering period. See Section 1—“Terms of the Offer”.

HOW DO I TENDER MY SHARES INTO THE OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration time of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3—“Procedures for Tendering Shares”.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2—“Acceptance for Payment and Payment for Shares”.

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED INTO YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration time of the Offer. Further, if we have not accepted your Shares for payment by July 6, 2013, the 60th day after the commencement of the Offer, you may withdraw them at any time prior to our acceptance for payment after that date. Once we accept your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—“Withdrawal Rights”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered into the Offer and accepted for payment. See Section 4—“Withdrawal Rights”.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we consummate the Offer, we intend to merge Purchaser with and into Conceptus as promptly as practicable. If the Merger occurs, Conceptus will continue as the Surviving Corporation and become a wholly-owned subsidiary of Parent, and each issued and then outstanding Share (other than any (i) Shares owned by Parent or any of its subsidiaries (including Purchaser) or in the treasury of Conceptus, and (ii) Shares held by stockholders of Conceptus who properly demand appraisal for their Shares under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding taxes required by applicable law. See also the “Introduction”.

•

If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by the stockholders of Conceptus under the DGCL to complete the Merger. In addition, if the Bayer Entities own at least 90% of the outstanding Shares, we will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Conceptus and Parent and Purchaser shall take all necessary and appropriate action to effect the Merger and to cause the Effective Time to occur as promptly as reasonably practicable without a meeting of stockholders of Conceptus in accordance with Section 253 of the DGCL.

•	The Merger will not be consummated unless we accept Shares for payment pursuant to the Offer.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL CONCEPTUS CONTINUE AS A PUBLIC COMPANY?

•

Following purchase of the Shares in the Offer, we intend to consummate the Merger. If the Merger occurs, Conceptus will no longer be publicly owned. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and Conceptus may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 7—“Possible Effects on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations”.

IF YOU SUCCESSFULLY COMPLETE THE OFFER, WHAT WILL HAPPEN TO THE CONCEPTUS BOARD?

•

If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, subject to payment for such Shares, we will become entitled to designate at least a majority of the members of the Conceptus Board, subject to the requirement under the Merger Agreement that the Conceptus Board will always have at least three existing directors who were members of the Conceptus Board immediately prior to such initial designations by Parent, who will continue on the Conceptus Board (“Continuing Directors”) following the appointment of directors by us and prior to the Merger. Conceptus must take all action necessary to cause Parent’s designees to be elected or appointed to the Conceptus Board in such number as is proportionate to our Share ownership, including by increasing the size of the Conceptus Board and/or securing the resignations of incumbent directors. Therefore, if we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Conceptus shortly thereafter. After the election or appointment of the directors designated by us to the Conceptus Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Continuing Directors will be required to (i) amend, modify or terminate the Merger Agreement, (ii) extend the time for performance of, or waive, any of our obligations or other acts under the Merger Agreement, (iii) exercise or waive any of the rights or remedies of Conceptus under the Merger Agreement, (iv) amend or otherwise modify the certificate of incorporation or bylaws of Conceptus, or (v) authorize, execute, terminate or amend any contract between Conceptus or its subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates, on the other hand. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares into the Offer and the Merger occurs as described above, then, unless you validly exercise your appraisal rights under Delaware law, in the Merger your Shares will be cancelled and converted into the right to receive the same amount of cash per Share as if you had tendered your Shares into the Offer. See Section 15—“Certain Legal Matters”.

•

If you decide not to tender your Shares into the Offer, and the Merger does not occur, you will remain a stockholder of Conceptus, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and Conceptus may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rule relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

See the “Introduction” and Section 7—“Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations”.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On April 26, 2013, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market was $25.90 per Share. Therefore, the Offer

Price of $31.00 per Share represents a premium of approximately 19.7% over the closing price of the Shares on the last trading day before announcement of the Merger Agreement. The Offer Price also represents premiums of 24.4%, 32.9%, 39.9% and 50.9% over the average trading prices for the Shares for the one-month, three-month, six-month and one-year periods ended April 26, 2013.

•

On May 6, 2013, the last full trading day before we commenced the Offer, the last reported closing price per Share on the NASDAQ Global Select Market was $31.00 per Share. See Section 6—“Price Range of Shares; Dividends”.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in Section 13—“Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will, promptly following the expiration time of the Offer, pay you an amount in cash equal to the number of Shares you tendered multiplied by $ 31.00, without interest, subject to any withholding taxes required by applicable law. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

•

Conceptus has granted Purchaser an irrevocable option (the “Top-Up Option”), exercisable from time to time following the date and time at which Purchaser first accepts for payment Shares tendered into the Offer to purchase from Conceptus at a price per newly-issued Share equal to the Offer Price up to the number of newly-issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and each of the other Bayer Entities at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total Shares then outstanding (determined on a fully-diluted basis in accordance with the Merger Agreement) and (ii) the aggregate number of Shares that Conceptus is authorized to issue under its certificate of incorporation but that are not issued and outstanding or reserved for issuance upon the conversion of the Conceptus Convertible Notes at the time of exercise of the Top-Up Option. The Top-Up Option shall expire upon the earlier to occur of (i) the Effective Time and (ii) termination of the Merger Agreement in accordance with its terms, provided that the Top-Up Option will not be exercisable unless Purchaser reasonably believes that immediately after such exercise and the issuance of Shares pursuant thereto, the threshold for a “short-form” merger pursuant to Section 253 of the DGCL will be reached.

•

The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to Section 253 of the DGCL without the need for a meeting of holders of Shares at a time when the approval of the Merger at any meeting of the stockholders of Conceptus would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement” and Section 15—“Certain Legal Matters”.

HOW WILL MY OUTSTANDING CONCEPTUS OPTIONS, STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNITS BE TREATED IN THE OFFER AND THE MERGER?

•	The Offer is being made for all outstanding Shares, and not for Conceptus Options, Conceptus Stock Appreciation Rights and Conceptus Restricted Stock Units or other equity awards granted by Conceptus.

•

Conceptus Options and Conceptus Stock Appreciation Rights may not be tendered into the Offer. At the Effective Time, each outstanding Conceptus Option and Conceptus Stock Appreciation Right, whether vested or unvested, will be cancelled and, in exchange therefor, the Surviving Corporation will pay to each former holder of any such cancelled Conceptus Option or Conceptus Stock Appreciation Right a cash amount equal to the product, if any, of (i) the Offer Price less any applicable exercise price per Share, and (ii) the number of Shares covered by such Conceptus Option or Conceptus Stock Appreciation Right, subject to reduction for any taxes withheld pursuant to applicable law.

•

Conceptus Restricted Stock Units may not be tendered into the Offer. At the Effective Time, each outstanding Conceptus Restricted Stock Unit, whether vested or unvested, shall be cancelled and, in exchange therefor, the

Surviving Corporation will pay to each former holder of any such cancelled Conceptus Restricted Stock Unit a cash amount equal to the product of (i) the Offer Price, and (ii) the number of Shares covered by such Conceptus Restricted Stock Unit, subject to reduction for any taxes withheld pursuant to applicable law. To the extent any such cancelled Conceptus Restricted Stock Unit is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) so that such cash amount cannot be paid to the holder within such period without the holder’s incurrence of a penalty tax and interest penalties under Section 409A of the Code, then any such cash amount otherwise payable to the holder of such cancelled Conceptus Restricted Stock Unit will be distributed in accordance with Section 409A of the Code and the applicable regulations promulgated by the United States Department of the Treasury under the Code.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes if you are a United States Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, a stockholder whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize a gain or loss equal to the difference, if any, between the amount of cash received (determined before the deduction of any backup withholding tax) and the stockholder’s adjusted tax basis in the Shares sold or exchanged. If you are a non-U.S. Holder (as defined in Section 5—“Certain Material U.S Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger, subject to the exceptions discussed in Section 5—“Certain Material U.S Federal Income Tax Consequences of the Offer and the Merger”. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

You will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Georgeson, Inc., the Information Agent, toll-free at (866) 297-1410. Banks and brokers may call collect at (800) 223-2064. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars and references to “€” will be to Euros.

To All Holders of Shares of

CONCEPTUS, INC.

INTRODUCTION

Evelyn Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), and an indirect wholly-owned subsidiary of Bayer Aktiengesellschaft (“Bayer AG ”), is offering to purchase all outstanding shares of common stock, par value $0.003 per share (the “Shares”), of Conceptus, Inc., a Delaware corporation (“Conceptus”), at a price of $31.00 per Share payable net to the seller in cash, without interest (the “Offer Price”), subject to any withholding taxes required by applicable law, on the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 28, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Conceptus, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Conceptus (the “Merger”) and as a result of the Merger, the separate corporate existence of Purchaser will cease, with Conceptus continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by Parent or any of its subsidiaries (including Purchaser) or in the treasury of Conceptus and (ii) Shares held by the stockholders of Conceptus who properly demand appraisal for their Shares under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, subject to any withholding taxes required by applicable law. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, on the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered into and not withdrawn from the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) and Georgeson, Inc., the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions to the Offer”.

The Offer will expire at 12:00 midnight, New York City time, on June 5, 2013 (one minute after 11:59 p.m., New York City time, on June 4, 2013), unless the Offer is extended or earlier terminated. See Section 1—“Terms of the Offer”, Section 13—“Conditions to the Offer” and Section 15—“Certain Legal Matters”.

After careful consideration, the Conceptus board of directors (the “Conceptus Board”) has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Conceptus and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”); and (3) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, if required by the DGCL, adopt the Merger Agreement.

A more complete description of the Conceptus Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement, is set forth in Conceptus’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which it will file with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which will be mailed to the stockholders of Conceptus with this Offer to Purchase and the related Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares owned by Parent or any of its subsidiaries (including Purchaser) or in the treasury of Conceptus and (ii) Shares held by stockholders of Conceptus who properly demand appraisal for their Shares under Delaware law) will be cancelled and will be converted automatically into the right to receive an amount in cash equal to the Offer Price payable, without interest, to the holder of such Share, subject to any withholding taxes required by applicable law, upon surrender of the certificate that formerly represented such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

Consummation of the Merger is conditioned on, among other things, the adoption of the Merger Agreement by holders of a majority of the outstanding Shares, if required by applicable law. If the Minimum Condition (see Summary Term Sheet—“What are the most significant conditions to the Offer?”) is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will then have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Shares. A vote of holders of Shares to adopt the Merger Agreement would not be required at all in the event the Merger is consummated pursuant to Section 253 of the DGCL, which provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, then the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such subsidiary corporation (a “short-form merger”). Therefore, if Purchaser owns 90% or more of the outstanding Shares, under applicable law, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares. The Top-Up Option (as defined in Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”) is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a short-form merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of the stockholders of Conceptus would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer.

On the terms and subject to the conditions set forth in the Merger Agreement, in the event that Bayer AG and its subsidiaries (collectively, the “Bayer Entities”) acquire at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any Subsequent Offering Period (as defined in Section 1—“Terms of the Offer”) or through exercise of the Top-Up Option (see Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”), Parent and Purchaser have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable, without a meeting of the stockholders of Conceptus. See Section 15—“Certain Legal Matters”.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters”.

If we accept the Shares for payment pursuant to the Offer, pursuant to the Merger Agreement, we will become entitled to designate at least a majority of the members of the Conceptus Board, subject to the requirement that, prior to the Effective Time, the Conceptus Board will always have at least three existing directors who were members of the Conceptus Board immediately prior to such initial designations by Parent, who will continue on the Conceptus Board (the “Continuing Directors”) following the appointment of directors by Parent. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

Conceptus has informed Purchaser that the number of Shares issued and outstanding, together with Shares which Conceptus may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all outstanding Conceptus Options, Conceptus Stock Appreciation Rights, Conceptus Restricted Stock Units, Conceptus Purchase Rights (each, as defined in Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”) and Shares issuable upon conversion of Conceptus’ 5.00% Convertible Senior Notes due 2031 (the “Conceptus Convertible Notes”) issued pursuant to that certain Indenture, dated as of December 23, 2011 (the “Indenture”), between Conceptus and Wells Fargo Bank (after giving effect to any Make-Whole Fundamental Change (as defined in the Indenture), assuming the effectiveness thereof occurred on the scheduled expiration time of the Offer) (the “Fully-Diluted Share Number”) as of April 28, 2013 was 38,993,082 Shares. Based on the foregoing, the Minimum Condition would be satisfied if 19,496,542 Shares, or 59.5% of outstanding Shares, are validly tendered and not withdrawn prior to the expiration time of the Offer. The actual number and percentage of outstanding Shares that are required to be tendered to satisfy the Minimum Condition will depend on the actual Fully-Diluted Share Number at the expiration time of the Offer.

Certain material United States federal income tax consequences to U.S. Holders (as defined below) of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

The Offer Price will be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Conceptus common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Conceptus common stock occurring on or after the date of the Merger Agreement and at or prior to the initial acceptance for payment by Purchaser of Shares tendered into the Offer (the “Acceptance Time”), and such adjustment to the Offer Price will provide to the holders of Conceptus common stock the same economic effect as contemplated by the Merger Agreement prior to such action.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Conceptus has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Conceptus’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER

1. Terms of the Offer

On the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights”.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions to the Offer”. We may terminate the Offer without purchasing any Shares if the Merger Agreement has been terminated by Parent or Conceptus in accordance with its terms as described in Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement” occur.

To the extent permitted by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Conceptus:

(1)	decrease the Offer Price,

(2)	change the form of consideration to be paid in the Offer;

(3)	reduce the maximum number of Shares sought to be purchased in the Offer;

(4)	impose conditions to the Offer in addition to the conditions to the Offer set forth in Section 13—“Conditions to the Offer” or amend or modify any such conditions in any manner adverse to the holders of Shares;

(5)	extend the expiration time of the Offer other than in a manner pursuant to, and in accordance with, the Merger Agreement; or

(6)	amend or waive the Minimum Condition or amend any material terms of the Offer (other than those specified in (1) to (5) above) in a manner materially adverse to the stockholders of Conceptus as a whole.

We may, in our sole and absolute discretion, increase the Offer Price without the consent of Conceptus. If, on or before the expiration time of the Offer, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders of Conceptus whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for the minimum period required by any law, the SEC or its staff or the NASDAQ Global Select Market. In the event that the Minimum Condition or any of the other conditions to acceptance for payment and payment for any Shares tendered into the Offer set forth in the Merger Agreement will not have been satisfied as of the latest scheduled expiration time of the Offer (and such conditions have not been waived by Parent and Purchaser in accordance with the terms of the Merger Agreement), Purchaser will extend the Offer for successive extension periods of up to ten business days each until September 10, 2013 (the “End Date”) (except that either Conceptus or Parent may, upon written notice to the other party, extend the End Date to October 15, 2013 if the HSR Condition (as defined in Section 13—”Conditions to the Offer”) has not been satisfied prior to the End Date), the length of such period to be determined by Parent. During any extension of the initial offering period pursuant to this paragraph, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights”.

Purchaser will not terminate the Offer prior to the End Date without the prior written consent of Conceptus, except in the event that the Merger Agreement has been terminated by Parent or Conceptus in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated by Parent or Conceptus in accordance with its terms, Purchaser will promptly (and in any event within one business day of such termination) irrevocably and unconditionally terminate the Offer. In the event that the Offer is terminated or withdrawn in accordance with the Merger Agreement, and Purchaser has not accepted for payment the Shares tendered to it pursuant to the Offer, Purchaser will promptly return all Shares deposited by or on behalf of the stockholders of Conceptus in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

Purchaser may in its discretion (and without the consent of Conceptus or any other person) provide for a subsequent offering period in compliance with Rule 14d-11 promulgated under the Exchange Act (a “Subsequent Offering Period”) of not less than three nor more than twenty business days immediately following the expiration time of the Offer. In accordance with the Merger Agreement, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such Subsequent Offering Period promptly after any such Shares are tendered during such Subsequent Offering Period.

If we provide a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed. A Subsequent Offering Period, if there is one, will occur after we have accepted, and have become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions thereof) expires. If we elect to provide a Subsequent Offering Period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the Subsequent Offering Period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 promulgated under the Exchange Act and the interpretations thereof or otherwise under applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions to the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement”.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the SEC.

Conceptus has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Conceptus’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares

On the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed in accordance with the instructions thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—“Procedures for Tendering Shares”.

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing these unpurchased Shares will be returned (or new certificates representing the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”, these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3. Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, to validly tender Shares into the Offer, (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) in accordance with the instructions thereof, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer

The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates representing Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of such certificates.

Guaranteed Delivery

A stockholder who desires to tender Shares into the Offer and whose certificates representing Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guarantee Delivery”), substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) in accordance with the instructions thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements

Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered into the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates representing (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed in accordance with the instructions thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates representing Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the Offer Price, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement

Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions to the Offer.

Appointment as Proxy

By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Conceptus, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) surrendering Shares pursuant to the Offer must, unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on the IRS Form W-9 included as part of the Letter of Transmittal, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. U.S. Holders should see instruction 9 in the Letter of Transmittal.

Non-U.S. Holders (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) should complete and sign an appropriate IRS Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. Non-U.S. Holders should see instruction 10 in the Letter of Transmittal.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered into the Offer at any time prior to the expiration time of the Offer as explained below. Further, if we have not accepted your Shares for payment by July 6, 2013, the 60th day after the commencement of the Offer, you may withdraw them at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares”, then any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, then the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered into the Offer and accepted for payment.

5. Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

Introduction

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to stockholders who hold Shares as capital assets (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), dissenting stockholders or stockholders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a wash sale straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase Shares or holders of restricted stock units. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular United States federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a stockholder of Conceptus that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, may be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its net gains recognized upon the receipt of cash for Shares pursuant to the Offer or the Merger, unless such gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to gains in respect of the receipt of cash for Shares pursuant to the Offer or the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

In general, a non-U.S. Holder of Shares will not be subject to United States federal income tax on gain recognized on Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger unless:

•

the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that such holder maintains in the United States; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a resident of the United States. “Effectively connected” gains that are recognized by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Gains described in the second bullet point above generally will be subject to United States federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding.

Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. A non-U.S. Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption. See Section 3—“Procedures for Tendering Shares—Backup Withholding” above.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax provided the required information is timely furnished to the IRS. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends

According to Conceptus’ annual report on Form 10-K for the fiscal year ended December 31, 2012, the Shares are traded on the NASDAQ Global Select Market under the symbol “CPTS”. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share on the NASDAQ Global Select Market with respect to the fiscal years ended December 31, 2011 and December 31, 2012 as stated in Conceptus’ annual report on Form 10-K for the year ended December 31, 2012 and from public sources with respect to the subsequent periods noted below.

	High	Low
Fiscal Year Ended December 31, 2011:
First Quarter	$15.44	$12.56
Second Quarter	$15.70	$10.31
Third Quarter	$12.73	$9.75
Fourth Quarter	$13.85	$9.68

Fiscal Year Ended December 31, 2012:
First Quarter	$15.25	$11.34
Second Quarter	$20.20	$13.00
Third Quarter	$20.96	$16.88
Fourth Quarter	$22.50	$18.27

Fiscal Year Ended December 31, 2013:
First Quarter	$24.27	$20.40
Second Quarter (through May 6, 2013)	$31.00	$23.32

On April 26, 2013, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $25.90 per Share. The Offer Price represents (i) a premium of approximately 19.7% to the trading price at which the Shares closed on April 26, 2013, the last trading day before the announcement of the Offer, (ii) premiums of 24.4%, 32.9%, 39.9% and 50.9% over the average trading prices for the Shares for the one-month, three-month, six-month and one-year periods ended April 26, 2013 and (iii) a 16.0% premium to the highest trading price, and a 123.0% premium to the lowest trading price, in the last twelve months prior to the date of announcement of the Offer.

On May 6, 2013, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $31.00 per Share. Conceptus has never paid dividends. In Conceptus’ annual report on Form 10-K for the fiscal year ended December 31, 2012, Conceptus indicated that it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, Conceptus is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—“Dividends and Distributions”. Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger

Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Conceptus, and Conceptus will be the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read identically to the form thereof exhibited to the Merger Agreement, until changed or amended. The parties to the Merger Agreement will take all actions necessary so that as of the Effective Time the bylaws of the Surviving Corporation will be amended and restated in their entirety to read identically to the form thereof attached to the Merger Agreement, until changed or amended. Purchaser’s directors immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares

The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing

Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, (b) the bid price for a Share over a thirty consecutive business day period is less than $1, (c)(i) Conceptus has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a thirty consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a thirty consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Conceptus’ listed securities is less than $50 million over a ten consecutive business day period or (iii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a thirty consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Conceptus’ total assets and total revenue are less than $50 million each in the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Conceptus, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Conceptus, as of April 28, 2013, there were 32,742,891 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, on such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration

The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Conceptus upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Conceptus to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Conceptus to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Conceptus. Furthermore, the ability of “affiliates” of Conceptus and persons holding “restricted securities” of Conceptus to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning Conceptus

The following description of Conceptus and its business has been taken from Conceptus’ annual report on Form 10-K for the fiscal year ended December 31, 2012 and other publicly available documents and records on file with the SEC and other public sources, and is qualified in its entirety by reference to such report, documents and records.

Conceptus is a leader in the development of innovative device-based solutions in permanent birth control. Conceptus manufactures and markets its proprietary Essure® permanent birth control system, which is the most effective non-surgical permanent birth control available based on a comparison of five-year clinical trial data. The Essure® procedure delivers a soft and flexible insert into a woman’s fallopian tubes, causing a benign tissue in-growth which blocks the fallopian tubes. Successfully placed Essure® inserts and the subsequent tissue growth around and through the inserts prohibits the egg from traveling through the fallopian tube, preventing conception. The effectiveness rate of the Essure® system as determined in Conceptus’ clinical study is 99.83% after five years of follow-up. Conceptus obtained approval to market the Essure® system in the European Union in February 2001 and obtained the U.S. Food and Drug Administration approval for the Essure® system in November 2002. Approximately 730,000 women worldwide have undergone the Essure® procedure.

Conceptus sells the Essure® system directly in France through its wholly owned subsidiary Conceptus SAS, in the United Kingdom through its wholly owned subsidiary Conceptus Medical Limited and in the Netherlands through its wholly owned subsidiary Conceptus B.V. In the rest of the world, Conceptus primarily sells indirectly through a network of distributors.

Conceptus operates in one business segment and had net sales of $140.7 million, $127.0 million and $140.7 million and net income (loss) of $5.4 million, $(7.9) million and $82.0 million in the years ended December 31, 2012, 2011 and 2010, respectively, and total assets of $243.0 million and $263.6 million as of December 31, 2012 and 2011, respectively.

Conceptus was incorporated in Delaware in 1992. Its mailing address and executive offices are located at 331 East Evelyn, Mountain View, California 94041, and its telephone number is (650) 962-4000. Conceptus maintains three websites located at www.conceptus.com, www.essuremd.com and www.essure.com. Conceptus makes available, free of charge, on or through the www.conceptus.com website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC.

Available Information

Conceptus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Conceptus’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Conceptus’ securities, any material interests of such persons in transactions with Conceptus, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Conceptus’ stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Conceptus, who file electronically with the SEC. The address of that site is http://www.sec.gov. Conceptus also maintains an Internet website at http://www.conceptus.com. The information contained in, accessible from or connected to Conceptus’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Conceptus’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information

Except as otherwise set forth herein, the information concerning Conceptus contained in this Offer to Purchase has been based on publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Conceptus contained in such documents and records or for any failure by Conceptus to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning Bayer AG, Parent and Purchaser

The following description of Bayer AG, its subsidiaries and business has been taken from its annual report for the fiscal year ended December 31, 2012, and is qualified in its entirety by reference to such report.

Bayer AG is the ultimate parent company of the Bayer group of companies (collectively, “Bayer”), a global enterprise with core competencies in the fields of health care, agriculture and high-tech materials. As an innovation company, it sets trends in research-intensive areas. Bayer’s products and services are designed to benefit people and improve the quality of life. At the same time, Bayer aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and acts as a socially and ethically responsible corporate citizen. In the fiscal year ended December 31, 2012, Bayer employed 110,500 people and had sales of €39.8 billion. Capital expenditures amounted to €2.0 billion, R&D expenses to €3.0 billion. For more information, go to www.bayer.com.

Parent is a Delaware limited liability company based in Tarrytown, New York, and an indirect wholly-owned subsidiary of Bayer AG. Parent operates as an intermediate holding company for the U.S. business of Bayer HealthCare, the healthcare subgroup within Bayer. Bayer HealthCare is one of the world’s leading, innovative enterprises in the healthcare and medical products industry combining the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions within Bayer. Bayer HealthCare’s aim is to discover, develop, manufacture and market products that will improve human and animal health worldwide. Parent operates a major portion of the U.S. activities of Bayer HealthCare, which had North American sales of €4.961 billion in the fiscal year ended December 31, 2012. For more information go to www.healthcare.bayer.com.

Evelyn Acquisition Company is a Delaware corporation and a wholly-owned subsidiary of Parent. Evelyn Acquisition Company has not carried on any business activities other than entering into the Merger Agreement and activities in connection with this Offer.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and the members of the supervisory board and the board of management of Bayer AG are listed in Schedule A to this Offer to Purchase.

During the last five years, none of Purchaser, Parent, Bayer AG or, to the best knowledge of Purchaser, Parent and Bayer AG, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of Purchaser, Parent, Bayer AG or, to the best knowledge of Purchaser, Parent and Bayer AG, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent or Bayer AG or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of Conceptus, and none of Purchaser, Parent, Bayer AG or, to the knowledge of Purchaser, Parent and Bayer AG, any of the other persons or entities referred to above, or any of the respective directors, executive officers, members of the supervisory board, members of the board of management or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Conceptus during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by Purchaser, Parent and Bayer AG with the SEC pursuant to Rule 14d-3 under the Exchange Act, of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between Purchaser, Parent or Bayer AG, any of their respective subsidiaries or, to the knowledge of Purchaser, Parent and Bayer AG, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Conceptus or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of Purchaser, Parent and Bayer AG or, to the knowledge of Purchaser, Parent and Bayer AG, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Conceptus.

10. Background of the Offer and Merger; Past Contacts or Negotiations between Bayer AG, Parent, Purchaser and Conceptus

The information set forth below regarding Conceptus was provided by Conceptus, and none of Bayer AG, Parent, Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Bayer AG, Parent, Purchaser, or any of their affiliates or representatives did not participate. The following contains a description of contacts between representatives of Bayer and representatives of Conceptus that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Conceptus’ activities relating to these contacts, please refer to Conceptus’ Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Bayer regularly evaluates strategies to enhance value for Bayer AG’s shareholders, including opportunities for acquisitions of other companies, their product lines, intellectual property or other assets.

On November 5, 2012, representatives of Bayer had discussions with Mr. Grossman, Conceptus’ Chief Executive Officer, concerning Conceptus and its business and the possibility of a strategic transaction involving Conceptus. In November 2012, Bayer Pharma AG, a wholly-owned subsidiary of Bayer AG, and Conceptus entered into a confidentiality agreement in connection with a potential business relationship involving Conceptus, and Bayer began to conduct preliminary due diligence with respect to Conceptus.

At the 2013 J.P. Morgan Healthcare Conference, representatives of Bayer met with Mr. Grossman and discussed a potential strategic transaction involving Conceptus. During the remainder of January 2013, Bayer continued to conduct due diligence with respect to Conceptus.

On February 11, 2013, representatives of Bayer were contacted by Mr. Grossman and representatives of Goldman, Sachs & Co. (“Goldman”), Conceptus’ financial advisor, who indicated that the Conceptus Board was undertaking a process to assess interest in an acquisition of Conceptus. On February 15, 2013, Bayer AG entered into a new confidentiality agreement with Conceptus in connection with a possible negotiated business combination transaction. During the remainder of February and the beginning of March, 2013, Bayer continued to conduct due diligence with respect to Conceptus and engage in discussions with Conceptus and its advisors regarding the potential for an acquisition of Conceptus.

On March 18, 2013, Bayer submitted a written preliminary, non-binding indication of interest to acquire all of Conceptus’ outstanding shares at a price of $29.00 per share in cash. The indication of interest was subject to certain conditions, including satisfactory conclusion of due diligence, the negotiation of definitive documentation and receipt of internal board approvals at Bayer. The indication of interest from Bayer also provided that an acquisition by Bayer would not be subject to any financing condition. In the proposal, Bayer estimated that it would need three to four weeks to complete its due diligence and negotiate definitive documents to acquire Conceptus.

On March 20, 2013, Bayer received a letter from Goldman outlining the process and timing for submitting a final proposal to acquire Conceptus, and on March 25, 2013, Bayer received a letter from Goldman providing instructions with respect to the submission of a final proposal to acquire Conceptus together with a draft merger agreement.

During the remainder of March and during April 2013, Bayer and its advisors continued their due diligence investigation of Conceptus and its business, including attending a management presentation as well as a series of meetings with management of Conceptus on March 27, 2013.

On April 19, 2013, Bayer provided Goldman with a revised draft of the merger agreement reflecting comments to the draft merger agreement that had been provided to Bayer, and, on April 23, 2013, Bayer submitted a revised written preliminary, non-binding proposal to acquire all of Conceptus’ outstanding shares at a price of $30.00 per share in cash. The proposal was subject to certain conditions, including the negotiation of definitive documentation and receipt of approval of the supervisory board Bayer AG. A decision of the supervisory board was expected to be received on April 26, 2013. The proposal provided that an acquisition of Conceptus by Bayer would not be subject to any financing condition. In its April 23, 2013 proposal, Bayer also indicated that, if the proposal were accepted, it was prepared to finalize the merger agreement and announce the transaction within a one-week period.

Following a series of conversations on April 24, 2013, Bayer indicated to Goldman that, subject to certain conditions, including agreement upon a definitive merger agreement, it was prepared to increase its price to acquire all of Conceptus’ outstanding shares to $31.00 per share in cash, and also informed Goldman that the $31.00 per share in cash was its final and best offer for an acquisition of Conceptus.

From April 24, 2013 through April 28, 2013 representatives of Bayer, Conceptus, and their advisors negotiated the terms of the Merger Agreement.

On April 26, 2013, Conceptus and Parent entered into a confidentiality undertaking letter agreement pursuant to which, and subject to certain exceptions, Conceptus agreed to keep confidential and use only for the purpose of evaluating a possible transaction with Parent certain non-public confidential financial information concerning Parent.

Late in the evening in California on April 28, 2013, Conceptus, Parent and Purchaser executed the Merger Agreement and Conceptus and Bayer each announced the transaction in a press release on the morning of April 29, 2013.

On May 7, 2013, Bayer AG, Parent and Purchaser commenced the Offer.

11. Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement

Purpose of the Offer and Plans for Conceptus

The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Conceptus. The Offer, as the first step in the acquisition of Conceptus, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer, the Top-Up Option (as defined below) or otherwise. Stockholders of Conceptus who tender their Shares into the Offer will cease to have any equity interest in Conceptus or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Conceptus. On the other hand, after tendering their Shares into the Offer or the subsequent Merger, stockholders of Conceptus will not bear the risk of any decrease in the value of Conceptus stock.

Effective upon the Acceptance Time, Parent will be entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Conceptus Board. See “Composition of the Conceptus Board and Board Committees after Acceptance for Payment of Shares Tendered into the Offer” below. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read identically to the form thereof exhibited to the Merger Agreement, until changed or amended. The parties to the Merger Agreement will take all actions necessary so that as of the Effective Time the bylaws of the Surviving Corporation will be amended and restated in their entirety to read identically to the form thereof attached to the Merger Agreement, until changed or amended. The directors of Purchaser will become the directors of the Surviving Corporation until their respective successors are duly elected or appointed. See “Organizational Documents, Directors of the Surviving Corporation” below.

Parent and Purchaser are conducting a detailed review of Conceptus and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of Conceptus during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Conceptus’ business, operations, capitalization and management with a view to optimizing development of Conceptus’ potential in conjunction with Conceptus’ or Parent’s existing businesses. We expect that all aspects of Conceptus’ business will be fully integrated into Parent. However, plans may change based on further analysis including changes in Conceptus’ business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving Conceptus, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, or any material changes in Conceptus’ capitalization, corporate structure or business.

Summary of the Merger Agreement

Introduction

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO related to the Offer and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the stockholders of Conceptus or the stockholders of Parent. None of the stockholders of Conceptus, the stockholders of Parent or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Parent, Purchaser, Conceptus or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about Parent or Conceptus, and should not be relied on as disclosure about Parent or Conceptus without consideration of the periodic and current reports and statements, if any, that Parent and Conceptus file with the SEC. Factual disclosures about Parent and Conceptus contained in any public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement. Copies of the Merger Agreement and the Schedule TO related to the Offer, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—“Certain Information Concerning Conceptus” under “Available Information”.

The Offer

The Merger Agreement provides for the commencement of the Offer by Purchaser. Purchaser’s obligation to accept for payment and to pay for any Shares that are tendered into the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13—“Conditions to the Offer” (each, a “Tender Offer Condition”). The Tender Offer Conditions set forth in the Merger Agreement are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser, regardless of the circumstances giving rise to such Tender Offer Conditions, in whole or in part, at any time or from time to time, in their sole discretion, and all such Tender Offer Conditions (except for the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of Conceptus) may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, except that unless previously approved by Conceptus in writing, neither Parent nor Purchaser may take any action or make any change to the terms or conditions of the Offer that: (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Tender Offer Conditions or amends or modifies any Tender Offer Conditions in any manner adverse to the holders of Shares, (v) extends the expiration time of the Offer other than in a manner pursuant to, and in accordance with, the Merger Agreement, or (vi) amends or waives the Minimum Condition or amends any material terms of the Offer other than those specified in clauses (i) to (v) above in a manner materially adverse to the stockholders of Conceptus as a whole.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on June 5, 2013 (one minute after 11:59 p.m., New York City time, on June 4, 2013), twenty business days following the date of the commencement of the Offer. Purchaser will extend the Offer for the minimum period required by any law or any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Global Select Market that is applicable to the Offer. In addition, in the event that the Minimum Condition or any of the other Tender Offer Conditions will not have been satisfied as of the latest scheduled expiration time of the Offer (and such conditions have not been waived by Parent and Purchaser in accordance with the terms of the Merger Agreement), Purchaser will extend the Offer for successive extension periods of up to ten business days each until the End Date, the length of such periods to be determined by Parent.

Purchaser is in no event required to extend the Offer beyond the End Date. Purchaser will not terminate the Offer prior to the End Date without the prior written consent of Conceptus, except in the event that the Merger Agreement has been terminated by Parent or Conceptus in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated by Parent or Conceptus in accordance with its terms, Purchaser will, within one business day of such termination, irrevocably and unconditionally terminate the Offer.

Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other Tender Offer Conditions, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration time of the Offer (as it may be extended in accordance with the Merger Agreement) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or any Subsequent Offering Period will be paid net to the holder thereof in cash or immediately available funds. Parent will provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any Shares that Purchaser accepts or is obligated to accept for payment pursuant to the Offer, and will cause Purchaser to fulfill all of its obligations under the Merger Agreement.

The Offer Price will be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Conceptus common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Conceptus common stock occurring on or after the date of the Merger Agreement and at or prior to the Acceptance Time, and such adjustment to the Offer Price will provide to the holders of Conceptus common stock the same economic effect as contemplated by the Merger Agreement prior to such action.

Purchaser may provide for a Subsequent Offering Period of not less than three nor more than twenty business days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration time of the Offer. On the terms and subject to the conditions set forth in the Merger Agreement and the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such Subsequent Offering Period promptly after any such Shares are tendered during such Subsequent Offering Period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

Top-Up Option

Conceptus has granted Purchaser an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by the Bayer Entities at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total Fully-Diluted Share Number after giving effect to the issuance of the Shares pursuant to the exercise of the Top-Up Option and excluding from Parent’s and its subsidiaries’ ownership, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet then been delivered in settlement or satisfaction of such guarantee), and (ii) the aggregate number of Shares that Conceptus is authorized to issue under its certificate of incorporation but that are not issued and outstanding or reserved for issuance upon the conversion of the Conceptus Convertible Notes at the time of exercise of the Top-Up Option.

The Top-Up Option may be exercised by Parent on one or more occasions at any time following the Acceptance Time and prior to the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to its terms, except that the Top-Up Option will not be exercisable unless Purchaser reasonably believes that immediately after such exercise and the issuance of Shares pursuant thereto, the threshold for a short-form merger pursuant to Section 253 of the DGCL will be reached. The aggregate purchase price payable for the newly-issued Shares being purchased by Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such newly-issued Shares by the Offer Price. Such purchase price may be paid by Purchaser, at its election, either (i) entirely in cash, or (ii) in cash in an amount not less than the aggregate par value of the Shares to be issued upon exercise of the Top-Up Option plus a promissory note, with full recourse to Parent and executed jointly by Parent and Purchaser, having a principal amount equal to the balance of such purchase price, or any combination of the foregoing. Any such promissory note will be on the following terms and will have no other material terms: (i) the principal amount and accrued interest under the promissory note will be payable upon the demand of Conceptus, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of 3.0% and (iii) the promissory note may be prepaid in whole or in part at any time and from time to time, without premium or penalty or prior notice.

Composition of Conceptus Board and Board Committees after Acceptance for Payment of Shares Tendered into the Offer

The Merger Agreement provides that, effective upon the Acceptance Time, and from time to time thereafter up to the Effective Time, subject to payment for the Shares, Parent will be entitled to designate such number of directors on the Conceptus Board equal to the product (rounding up) obtained by multiplying (i) the number of directors on the Conceptus Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (ii) a fraction, the numerator of which is the number of Shares then beneficially owned by Parent and each of the other Bayer Entities (after giving effect to the Shares purchased pursuant to the Offer and, if the Top-Up Option is exercised, the Shares purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding Shares, and Parent will be entitled to have such designees be elected or appointed to such classes of the Conceptus Board so as to be as evenly distributed as possible among the three classes of directors on the Conceptus Board. Promptly following a request by Parent, Conceptus will cause the individuals so designated by Parent to be elected or appointed to the Conceptus Board, including by filling vacancies, by increasing the size of the Conceptus Board (and amending the bylaws of Conceptus in order to effect such increase), and by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Conceptus Board. From time to time after the Acceptance Time, subject to the Merger Agreement, following a request by Parent, Conceptus will take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up) of the members of each committee of the Conceptus Board as the percentage that such designated directors represent on the Conceptus Board, in each case to the fullest extent permitted by all applicable Laws, including the rules of the NASDAQ Global Select Market. Any and all members of the Conceptus Board immediately prior to such initial designations by Parent who remain on the Conceptus Board after the election or appointment of such directors by Parent are referred to as “Continuing Directors”. Prior to the Effective Time, the Conceptus Board will always have at least three (3) Continuing Directors, each of whom will be an “Independent Director” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ Listing Rules and eligible to serve on the audit committee of Conceptus under the Exchange Act and NASDAQ rules and, at least one of whom will be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto.

Required Approvals of Continuing Directors

In the event that Parent’s designees are elected or appointed to the Conceptus Board prior to the Effective Time pursuant to the Merger Agreement, the prior approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there is only one Continuing Director then in office) is required in order to, prior to the Effective Time, (i) amend, modify or terminate the Merger Agreement, or agree or consent to any amendment, modification or termination of the Merger Agreement, in any case on behalf of Conceptus, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, (iii) exercise or waive any of the rights or remedies of Conceptus under the Merger Agreement, (iv) amend or otherwise modify the certificate of incorporation or bylaws of Conceptus, or (v) authorize or execute any legally binding oral or written note, bond, mortgage, indenture, lease, sublease, license, sublicense, purchase order, contract, agreement, arrangement or other understanding or obligation (each a “Contract”), or any amendment or modification of any such Contract, between Conceptus or any subsidiary of Conceptus, on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, or the termination of any such Contract then in effect by Conceptus or any such subsidiary of Conceptus. Following the election or appointment of Parent’s designees pursuant to the Merger Agreement, and prior to the Effective Time, any actions with respect to the enforcement of the Merger Agreement by Conceptus will be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there is only one Continuing Director then in office), and any such authorization or direction will constitute the authorization and direction of the full Conceptus Board with respect thereto, and no other action on the part of Conceptus, including any action by any other director of Conceptus, will be required to authorize, or for Conceptus to take, any such action. For purposes of considering any matter set forth in this proviso above, the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel and other advisors at the expense of Conceptus as determined by the Continuing Directors, and the authority, after the Acceptance Time but not on or after the Effective Time, to institute any action on behalf of Conceptus to enforce performance of the Merger Agreement.

The Merger

The Merger Agreement provides that, on the terms and subject to the satisfaction or waiver of the conditions to the Merger in accordance with the Merger Agreement and described below under the caption “Conditions to the Merger”, Purchaser will be merged with and into Conceptus in accordance with the applicable provisions of the DGCL. The separate corporate existence of Purchaser will cease and Conceptus will continue as the Surviving Corporation. All the property, rights, privileges, powers and franchises of Conceptus and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of Conceptus and Purchaser will become the debts, liabilities and duties of the Surviving Corporation, as provided under Section 259 of the DGCL.

If, after completion of the Offer, Parent, Purchaser and their affiliates own at least 90% of the outstanding Shares, Parent and Purchaser have agreed to take all necessary and appropriate action to effect the Merger and to cause the Effective Time to occur as promptly as reasonably practicable without a meeting of stockholders of Conceptus in accordance with Section 253 of the DGCL.

Organizational Documents, Directors of the Surviving Corporation

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read identically to the form thereof exhibited to the Merger Agreement, until changed or amended. The parties to the Merger Agreement will take all actions necessary so that as of the Effective Time the bylaws of the Surviving Corporation will be amended and restated in their entirety to read identically to the form thereof attached to the Merger Agreement, until changed or amended. The directors of Purchaser at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors will have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Conversion of Shares

Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent or any of its subsidiaries (including Purchaser), or in the treasury of Conceptus immediately prior to the Effective Time, and (ii) Dissenting Shares (as defined below)) will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof, without interest, subject to any withholding taxes required by applicable law, upon surrender of the certificates in accordance with the Merger Agreement. At the Effective Time, all such Shares will cease to be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate which immediately prior to the Effective Time represented any such Shares will thereafter represent only the right to receive the Merger Consideration therefor.

Each share of common stock, par value $0.003 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be cancelled and converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Without duplication of any adjustment made pursuant to the Merger Agreement, the Merger Consideration will be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Conceptus common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Conceptus common stock, occurring or with a record date, on or after the date of the Merger Agreement and prior to the Effective Time, and such adjustment to the Merger Consideration will provide to the holders of Conceptus common stock the same economic effect as contemplated by the Merger Agreement prior to such action.

Dissenting Shares

The Merger Agreement provides that any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, appraisal rights with respect to such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL in order to perfect such demand (collectively, the “Dissenting Shares”) will not be converted into or exchangeable for or represent the right to receive the Merger Consideration and will entitle such Dissenting Stockholder only to payment for such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL, unless and until such Dissenting Stockholder fails to perfect or otherwise waives, withdraws or effectively loses the right to appraisal under Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect or otherwise waives, withdraws or effectively loses the right to appraisal under Section 262 of the DGCL, then as of the later of the Effective Time and the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be cancelled and converted into and represent the right only to receive the Merger Consideration, without interest, pursuant to the Merger Agreement. Conceptus will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of appraisal rights prior to the Effective Time. Conceptus will give Parent prompt notice of any such demands prior to the Effective Time, and Parent will have the right to direct all negotiations and proceedings with respect to any exercise by any stockholder of Conceptus of appraisal rights. The fair value of the Dissenting Shares will be determined without regard to the Top-Up Option, including any Shares issued pursuant to the Top-Up Option, or any promissory note or other consideration delivered by Parent or Purchaser to Conceptus in payment for the Shares issued pursuant to the Top-Up Option.

Treatment of Equity Awards and Stock Plans

The Merger Agreement provides that, at the Effective Time, each outstanding option to acquire Shares (a “Conceptus Option”) and stock appreciation right with respect to Shares (a “Conceptus Stock Appreciation Right”) granted pursuant to certain of the employee and director stock plans or arrangements of Conceptus, including the 2001 Equity Incentive Plan, as amended, the Amended and Restated 2002 Non-Qualified Stock Option Plan, as amended, and the 2010 Equity Incentive Award Plan, as amended (together with the Conceptus Director Deferred Fee Plan, the Employee Stock Purchase Plan and all individual consultant, employee, director or other contracts that provide for any right granted by Conceptus of any kind to receive Shares or benefits measured by the value of a number of Shares, or any other award of any kind consisting of Shares, the “Conceptus Stock Plans”), whether vested or unvested, will be cancelled and, in exchange therefor, Parent will cause the Surviving Corporation to pay to each former holder of any such cancelled Conceptus Option and Conceptus Stock Appreciation Right a cash amount equal to the product, if any, of (i) the Offer Price less any applicable exercise price per Share, and (ii) the number of Shares covered by such Conceptus Option or Conceptus Stock Appreciation Right, subject to reduction for any taxes withheld.

At the Effective Time, each outstanding restricted stock unit (a “Conceptus Restricted Stock Unit”) granted pursuant to any Conceptus Stock Plan will be cancelled and, in exchange therefor, Parent will cause the Surviving Corporation to pay to each former holder of any such cancelled Conceptus Restricted Stock Unit a cash amount equal to the product of (i) the Offer Price, and (ii) the number of Shares covered by such Conceptus Restricted Stock Unit, subject to reduction for any taxes withheld. To the extent any such cancelled Conceptus Restricted Stock Unit is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that such cash amount cannot be paid to the holder within such period without the holder’s incurrence of a penalty tax and interest penalties under Section 409A of the Code, then any such cash amount otherwise payable to the holder of such cancelled Conceptus Restricted Stock Unit will be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

The Merger Agreement provides that Conceptus will take such action as may be necessary to (i) establish a new Purchase Date (as defined under the Employee Stock Purchase Plan), which will be the last day of the payroll period ending as soon as reasonably practicable after the date of the Merger Agreement and no later than immediately prior to the expiration time of the Offer, with respect to the Offering Period (as defined in the Employee Stock Purchase Plan) otherwise then in effect (the “Final Purchase Date”); (ii) provide that only Employees (as defined under the Employee Stock Purchase Plan) who are participants in the Employee Stock Purchase Plan as of the date of the Merger Agreement may participate in the Employee Stock Purchase Plan; (iii) provide that no participant in the Employee Stock Purchase Plan may increase, after the date of the Merger Agreement, the payroll deductions credited to such participant’s account under the Employee Stock Purchase Plan; (iv) provide that no further Offering Periods will commence under the Employee Stock Purchase Plan on or following the date of the Merger Agreement; and (v) terminate the Employee Stock Purchase Plan as of the Final Purchase Date. Each right to purchase Shares granted pursuant to the Employee Stock Purchase Plan (a “Conceptus Purchase Right”) outstanding on the Final Purchase Date will be exercised on such date in accordance with the terms of the Employee Stock Purchase Plan.

Conceptus will take such action as may be necessary to terminate the Conceptus Director Deferred Fee Plan as of immediately prior to the Closing Date and each outstanding phantom unit granted pursuant to the Conceptus Director Deferred Fee Plan will be paid out in cash in accordance with the terms of the Conceptus Director Deferred Fee Plan.

Representations and Warranties

Representations and Warranties of Conceptus. Conceptus has made customary representations and warranties to Purchaser and Parent in the Merger Agreement with respect to, among other matters:

•	its due organization, good standing and qualification

•	corporate authority,

•	approval of the transactions contemplated by the Merger Agreement, including the Offer and the Merger,

•	no conflicts,

•	governmental filings and required consents,

•	capitalization,

•	filings with the SEC, financial statements and internal controls,

•	compliance with laws and regulations,

•	the absence of a “Company Material Adverse Effect” since December 31, 2012 and certain other changes from January 1, 2013 to April 28, 2013,

•	undisclosed liabilities,

•	disclosure documents,

•	material contracts,

•	litigation,

•	company benefit plans, employees, employment practices and labor matters,

•	intellectual property,

•	taxes,

•	environmental matters,

•	insurance,

•	Rule 14d-10 (of the Exchange Act) matters,

•	affiliate transactions,

•	brokers, and

•	disclaimer of other representations and warranties.

Some of the representations and warranties in the Merger Agreement made by Conceptus are qualified by “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, circumstance or occurrence (each, an “Event”) that, individually or taken together with other Events, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Conceptus and its subsidiaries, taken as a whole; provided that the following Events shall not constitute, either individually or in combination, a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material

Adverse Effect” has occurred or would reasonably be expected to occur: (i) Events affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes in GAAP or in any law applicable to Conceptus or any of its subsidiaries, or any interpretation thereof after the date of the Merger Agreement; (iii) terrorism or national political conditions including the engagement by any country in hostilities, or the escalation or worsening thereof; (iv) Events generally affecting the medical device industry; (v) any failure, in and of itself, by Conceptus to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date of the Merger Agreement; (vi) any change, in and of itself, in the trading price or trading volume of Conceptus common stock on the NASDAQ Global Select Market; (vii) any Events proximately caused by the announcement, pendency or consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (provided that this exception shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.3 of the Merger Agreement, relating to no conflicts and required filings and consents) or proximately resulting from compliance with the terms of the Merger Agreement; or (viii) Events relating to the products, including product candidates and products in development, of any person (other than Conceptus or any subsidiary of Conceptus), including the entry into the market of products competitive with Conceptus’ products, including any indication of Conceptus’ products, provided that Events set forth in clauses (i), (ii), (iii) and (iv) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur only to the extent that such Events have a materially disproportionate impact on Conceptus and its subsidiaries, taken as a whole, relative to other companies operating in the medical device industry, and then only to the extent of such disproportionality. In addition, the underlying causes of any Events set forth in clauses (v) and (vi) above that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

Representations and Warranties of Parent and Purchaser. Parent and Purchaser have made customary representations and warranties to Conceptus in the Merger Agreement with respect to, among other matters, organization and qualification, corporate authority and approval, no conflicts, required filings and consents, ownership and no prior activities of Purchaser, litigation, disclosure documents, sufficiency of funds, ownership of common stock of Conceptus, management agreements, brokers and disclaimer of other representations and warranties.

Interim Operations

The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, subject to certain exceptions Conceptus will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice;

•

use commercially reasonable efforts to preserve substantially intact its business organization and maintain existing relations and goodwill with customers, suppliers and employees in all material respects;

The Merger Agreement also provides that, subject to certain exceptions, during the period from the date of the Merger Agreement until the Effective Time, Conceptus will not, and will not permit each of its subsidiaries to:

•	amend its certificate of incorporation, bylaws or equivalent organizational documents;

•

issue, deliver, sell, dispose of, pledge, grant or otherwise encumber, or authorize, propose or agree to the issuance, delivery, sale, disposition, pledge, grant or encumbrance of, any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other equity interests (other than as permitted under the Merger Agreement);

•

declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, equity interests, property or a combination thereof) with respect to any of its equity interests, other than between Conceptus and its subsidiaries, or enter into any agreement with respect to the voting or registration of its capital stock;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other equity interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other equity interests, except as permitted pursuant to the Merger Agreement;

•

acquire (including by merger, consolidation or acquisition of equity interests or assets) any person or any assets or securities thereof, or make any loan, advance or capital contribution to, or investment in, any person or any division thereof, except (w) any such acquisitions, loans, advances, contributions or investments that are in the ordinary course of business consistent with past practice and are for consideration not in excess of $1,000,000 individually, or $2,500,000 for all such transactions by Conceptus and its subsidiaries in the aggregate, (x) investments of cash on hand in accordance with Conceptus’ investment policies in the ordinary course of business, (y) acquisitions of assets, including raw materials, supplies and inventory, in the ordinary course of business, and (z) capital expenditures permitted by the Merger Agreement;

•

redeem, repurchase, or prepay (other than in accordance with its terms), defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for borrowed money;

•

enter into or materially amend or modify (other than extensions at the end of a term in the ordinary course of business) any material contract (within the meaning of the Merger Agreement) or contract that, if in effect on the date of the Merger Agreement, would have been a material contract, or terminate, cancel or waive any rights under any such contract other than in the ordinary course of business;

•

sell, pledge, let lapse, transfer, lease, sublease, license, guarantee, assign, abandon or otherwise dispose of, or encumber or otherwise grant any lien (other than any permitted lien) on, any assets, rights or properties of Conceptus or any subsidiary (including any intellectual property), other than, in each case, sales of inventory or surplus equipment or non-exclusive licenses in the ordinary course of business consistent with past practice;

•

authorize, or make any commitment with respect to, any single capital expenditure in excess of $1,000,000 or capital expenditures for Conceptus and its subsidiaries in excess of $2,500,000 in the aggregate, except for capital expenditures that are contemplated by Conceptus’ existing plan for annual capital expenditures for 2013 previously made available to Parent;

•	enter into any new line of business outside of its existing business segments;

•

(A) except to the extent required by applicable law or any plan existing on the date of the Merger Agreement, grant or announce any stock option, equity or incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by Conceptus or any subsidiary to any current or former executive officers, directors or any other employees or consultants of Conceptus or any subsidiary, (B) hire any new executive officer, (C) except to the extent required by applicable law or any plan existing on the date of the Merger Agreement, pay or agree to pay any pension, retirement allowance, termination or severance pay, or bonus, (D) except to the extent required by applicable law or any plan existing on the date of the Merger Agreement, enter into or amend any plan or contract of employment or any consulting, bonus, severance, retention, retirement or similar contract, (E) except as required to ensure that any plan is not then out of compliance with applicable law, enter into, commence participation in, amend, terminate or adopt any new, or increase benefits under any existing, plan or any collective bargaining agreement, or (F) forgive any loans, or issue any loans to any directors, officers, employees or contractors of Conceptus or any subsidiary;

•

except in accordance with GAAP consistently applied, write up, write down or write off the book value of any assets or, except as may be required by GAAP or as a result of a change in law, make any material change in accounting principles, policies, practices, procedures or methods;

•	settle or compromise any material claim or assessment for taxes, or, except as may be required by applicable law, materially change any method of tax accounting, or make or change any tax election;

•

merge or consolidate Conceptus or any subsidiary with or into any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Conceptus or any subsidiary;

•	forgive any loans;

•

compromise, settle or agree to settle any action (including any litigation arising from or otherwise relating to the Offer or the Merger) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Parent, Conceptus or any of their respective affiliates;

•

(a) encourage customers to make payments earlier than would otherwise reasonably be expected (based on normal customer purchasing patterns) to be made to Conceptus or its subsidiaries, (b) agree to payment terms or conditions with suppliers that are not consistent in all material respects with past practice, (c) with respect to Conceptus’ products (within the meaning of the Merger Agreement) make any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practices, other than changes in selling and marketing strategies designed to more fully drive procedural volume and device utilization among both new and existing users through a more disciplined approach to the business utilizing effective business planning, targeting and segmenting of customers and the clinical pathway to train for sustained utilization, or (d) with respect to Conceptus’ products, engage in the process of positioning inventory with distributors, wholesalers, retailers or customers in excess of customers’ requirements or initiate or engage in any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in sales or profits significantly in excess of normal purchasing patterns of customers of Conceptus and its subsidiaries or users of Conceptus’ products; or

•	enter into any agreement or arrangement to take any of the foregoing actions.

No Solicitation

The Merger Agreement requires that Conceptus immediately cease all discussions, negotiations and activities with respect to any proposal, offer, inquiry or indication of interest relating to:

•

any acquisition by any person of equity interests that, if consummated, would result in any third party beneficially owning equity interests representing 15% or more of the voting power of the equity interests of Conceptus;

•

any merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, business combination or similar transaction involving Conceptus or any subsidiary and any third party;

•

any sale of assets, exclusive license, liquidation, dissolution, disposition or other transaction which would result in any third party acquiring, or exclusively licensing, assets representing, directly or indirectly, 15% or more of the revenues or fair market value of the assets of Conceptus and its subsidiaries, taken as a whole;

•

any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any third party beneficially owning equity interests representing 15% or more of the voting power of Conceptus.

Any such proposal, offer, inquiry or indication of interest is referred to as an “Acquisition Proposal”.

The Merger Agreement further provides that, until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Conceptus and its subsidiaries shall not, and shall direct and use their reasonable best efforts to cause their representatives not to:

•

initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning Conceptus or any subsidiary to any person who has made any Acquisition Proposal; or

•

approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other contract (other than an acceptable confidentiality agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

Despite the restrictions described above, at any time prior to the Acceptance Time, Conceptus and its representatives may, subject to compliance with the Merger Agreement, (A) provide information in response to a person who has made an bona fide written Acquisition Proposal after the date of the Merger Agreement (which Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of the Merger Agreement and has not been withdrawn); and/or (B) engage or participate in discussions or negotiations with any person who has made such an Acquisition Proposal, if prior to taking the action described in clause (A), Conceptus receives from such person an acceptable confidentiality agreement and, prior to taking any action described in clause (A) or (B), (x) the Conceptus Board determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, and (y) the Conceptus Board determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Conceptus Board’s fiduciary duties to the stockholders of Conceptus under applicable law. For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that was not solicited, initiated, encouraged or facilitated in material breach of the Merger Agreement and that, if consummated, would result in any third party:

•	beneficially owning equity interests representing more than 50% of the voting power of the outstanding equity interests of Conceptus; or

•	owning or exclusively licensing tangible or intangible assets representing more than 50% of the revenues or fair market value of the assets of Conceptus and its subsidiaries, taken as a whole,

which the Conceptus Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions of such Acquisition Proposal (including the financial tax and regulatory aspect and the availability of committed financing), the person making the proposal, and the likelihood of consummation of such Acquisition Proposal, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of Conceptus than the transactions provided for in the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or irrevocably committed to in writing by Parent).

Recommendation of the Conceptus Board

The Conceptus Board has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Conceptus and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, in accordance with the requirements of the DGCL; and (3) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, if required by the DGCL, adopt the Merger Agreement (the

“Conceptus Board Recommendation”). The Merger Agreement provides that, except as provided below, the Conceptus Board will not (i) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify, modify (or publicly propose to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify) the Conceptus Board Recommendation, (ii) adopt, approve, recommend, or otherwise declare advisable (or publicly propose to adopt, approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Conceptus, or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv), a “Company Adverse Recommendation Change”) or (v) cause or permit Conceptus or any subsidiary to enter into an Alternative Acquisition Agreement.

The Merger Agreement further provides that notwithstanding the foregoing, at any time prior to the Acceptance Time, if Conceptus has received a bona fide written Acquisition Proposal (which Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of the Merger Agreement) from any person that has not been withdrawn and that the Conceptus Board determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, (i) the Conceptus Board may effect a Conceptus Adverse Recommendation Change with respect to such Superior Proposal, and (ii) Conceptus may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if and only if:

•

Conceptus provides prior written notice (a “Determination Notice”), received by Parent at least four business days in advance of taking such action with respect to such Superior Proposal (such period, the “Notice Period”), to the effect that (among other things), absent any revision to the terms and conditions of the Merger Agreement, the Conceptus Board has determined to effect a Company Adverse Recommendation Change and/or to terminate the Merger Agreement, which Determination Notice shall specify the identity of the person or group of persons making the Acquisition Proposal and the material terms and conditions thereof and shall include a copy of the proposed transaction agreements with the person or persons making such Acquisition Proposal;

•

prior to effecting such Company Adverse Recommendation Change or termination, Conceptus has, and has caused its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) regarding a possible amendment of the Merger Agreement or the Offer, so that such Acquisition Proposal would cease to constitute a Superior Proposal;

•

after the expiration of the Notice Period, the Conceptus Board concludes in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, and taking into account any revisions to the Merger Agreement made or irrevocably committed to in writing by Parent, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) effecting a Company Adverse Recommendation Change and/or causing Conceptus to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement with respect to such Superior Proposal, as applicable, is necessary in order for the members of the Conceptus Board to comply with their fiduciary duties to the stockholders of Conceptus under applicable law; and

•

in the case of any termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to clause (ii) above, such termination is effected in accordance with the Merger Agreement, including the payment of the Conceptus Termination Fee (see “Summary of the Merger Agreement—Termination Fee” below).

In the event of any material revisions to the financial or other material terms of an Acquisition Proposal, Conceptus must deliver, prior to the Acceptance Time, a new Determination Notice to Parent and the notice period described in the third bullet above for such subsequent notice shall be shortened from four to two business days from the date of Parent’s receipt of such new Determination Notice (but only if such shortening would result in such Notice Period ending subsequent to the end of the original Notice Period).

The Merger Agreement also provides that, other than in response to an Acquisition Proposal, the Conceptus Board may effect a Company Adverse Recommendation Change of the type described in clause (i) of the first paragraph under this “Recommendation of the Conceptus Board” (or clause (iv) of such paragraph with respect to the authorization, commitment, resolution or agreement to take any actions with respect to an Acquisition Proposal of a type described in clause (i) of such paragraph) if and only if: (i) a material event, occurrence, fact or change that was not known or reasonably foreseeable to the Conceptus Board as of the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Conceptus Board prior to the Acceptance Time (an “Intervening Event”), shall have occurred; (ii) Conceptus has provided a Determination Notice, received by Parent a period of time in advance of effecting such a Company Adverse Recommendation Change that is at least as long as the Notice Period, to the effect that an Intervening Event has occurred and that absent any revision to the terms and conditions of the Merger Agreement, the Conceptus Board has determined to effect such a Company Adverse Recommendation Change; (iii) prior to effecting such a Company Adverse Recommendation Change, Conceptus has, and has caused its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding a possible amendment of the Merger Agreement or the Offer; and (iv) at or following the end of such Notice Period, the Conceptus Board determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, and taking into account such revisions to the Merger Agreement made or irrevocably committed to in writing by Parent, that effecting such a Company Adverse Recommendation Change due to the Intervening Event is necessary in order for the members of the Conceptus Board to comply with their fiduciary duties to the stockholders of Conceptus under applicable law. In the event of any material changes to the circumstances of any Intervening Event, Conceptus must deliver, prior to the Acceptance Time, a new Determination Notice to Parent and the notice period described in clause (ii) above for such subsequent notice shall be shortened from four to two business days from the date of Parent’s receipt of such new Determination Notice (but only if such shortening would result in such Notice Period ending subsequent to the end of the original Notice Period).

The Merger Agreement also provides that, upon receiving any inquiry, expression of interest, proposal or offer with respect to an Acquisition Proposal, Conceptus shall promptly and in any event within 24 hours after Conceptus’ knowledge of any such event notify Parent thereof (including the identity of the person or group of persons making such communication and the material terms and conditions thereof) and thereafter keep Parent reasonably informed on a substantially current basis of the status of and any material developments or modifications to the terms of any such communication. Without limiting the generality of the foregoing, Conceptus must (i) provide to Parent, as soon as practicable and in any event within 24 hours after Conceptus’ dispatch thereof, or knowledge of receipt thereof (but in any event within one business day of such receipt), as the case may be, copies of all written communications and materials, including any draft agreements, sent by or provided to Conceptus or any of its subsidiaries and representatives in connection with any Acquisition Proposal and (ii) notify Parent as soon as practicable, and in any event within 24 hours, if Conceptus determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with the Merger Agreement.

Meeting of the Stockholders of Conceptus

The Merger Agreement provides that, unless Parent and each of the other Bayer Entities (including Purchaser) collectively own 90% or more of the outstanding Shares after purchasing Shares in the Offer, then Conceptus will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after such purchase in the Offer, to consider and vote on the adoption of the Merger Agreement and will not postpone or adjourn such meeting unless Conceptus determines that it is advisable to do so in order to solicit additional proxies in order to obtain stockholder approval or to comply with applicable law. Unless a Change of Recommendation will have occurred, the Conceptus Board will recommend such adoption (and will take all lawful action to solicit such adoption of the Merger Agreement).

Employee Matters

The Merger Agreement provides that, for a period of at least one year following the Acceptance Time or, for continuing employees who participate in a sales commission program, for a period ending no earlier than December, 31, 2013, Parent will, or will cause the Surviving Corporation to, provide each continuing employee with total cash compensation opportunities at least as favorable in the aggregate as the total cash compensation opportunities provided to the continuing employee by Conceptus immediately prior to the Acceptance Time. Parent will explicitly assume the obligations of Conceptus in respect of any continuing employee under certain agreements (as set forth in the Merger Agreement) and for a period of one year following the Acceptance Time, Parent will continue, or will cause to be continued, certain severance benefits described in the Merger Agreement.

As of and following the Effective Time, Parent will either (i) continue plans with respect to continuing employees, (ii) permit continuing employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies of Parent, or (iii) a combination of clauses (i) and (ii), such that such continuing employees and, as applicable, their eligible dependents, will continue to be covered by employee benefit plans, programs or policies that are on terms substantially no less favorable in the aggregate than those provided to similarly situated employees of Parent, including with respect to geographical location.

The Merger Agreement further provides that, to the extent continuing employees and their eligible dependents participate in Parent’s benefit plans following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, recognize all service of the continuing employees with Conceptus or its subsidiaries as service rendered to Parent, the Surviving Corporation or any subsidiary of Parent, as the case may be, for purposes of eligibility to participate, vesting and other appropriate benefits, including applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans, eligibility for early retirement under any Parent benefit plan, eligibility for retiree welfare benefit plans, or as would otherwise result in a duplication of benefits. In addition, Parent shall use commercially reasonable efforts to cause all preexisting conditions or actively-at-work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any Parent health or similar plan to be waived with respect to the continuing employees and their eligible dependents; however, with respect to preexisting condition limitations, such conditions will only be waived to the extent waived under the corresponding benefit plan under which the continuing employees participated immediately prior to the date on which they are transitioned to Parent’s health or similar plans. Parent shall also use commercially reasonable efforts to cause any deductibles paid by continuing employees under any health plans of Conceptus or its subsidiaries during the plan year in which the continuing employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any of its subsidiaries.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, Parent and Conceptus will cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Section 13—“Conditions to the Offer” and in “Conditions to the Merger” below to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable. The Merger Agreement further provides that Parent, Purchaser and Conceptus will (among other things) make an appropriate filing of a Notification and Report Form pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated by the Merger Agreement within ten business days of the date of the Merger Agreement, and each will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with the Merger Agreement to cause the expiration or termination of the applicable waiting period under the HSR Act as promptly as reasonably practicable.

The Merger Agreement also provides that if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any law or if any action is instituted (or threatened to be instituted) by the United States Federal Trade Commission, the United States Department of Justice or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, each of Conceptus, Parent and Purchaser shall use its reasonable best efforts to contest, resist and resolve any such objections or actions, and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement so as to permit consummation of the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary contained in the Merger Agreement, none of Parent or any of its subsidiaries or affiliates or Conceptus or any of its affiliates shall be required, in order to obtain any required approval from any governmental entity or any third party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Acceptance Time or the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, Conceptus or the Surviving Corporation (or any of their respective subsidiaries or other affiliates), or (ii) take or agree to take any other material action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, Conceptus or the Surviving Corporation (or any of their respective subsidiaries or other affiliates). Any action contemplated by clauses (i) or (ii) of the previous sentence is referred to as a “Material Restriction”.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors and officers of Conceptus and its subsidiaries (the “Indemnified Parties”) as provided in its certificate of incorporation and bylaws or similar organizational documents of any subsidiary or under any indemnification, employment or other similar agreements between any Indemnified Party and Conceptus or any subsidiary of Conceptus, in each case as in effect on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time, will survive the Merger and continue in full force and effect in accordance with their respective terms for a period of six years from and after the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation will be jointly and severally liable to pay and perform in a timely manner such obligations. For a period of six years after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses than are set forth as of the date of the Merger Agreement in the certificate of incorporation and bylaws of Conceptus.

Prior to the Effective Time, Conceptus will, to the fullest extent permitted by applicable law, indemnify and hold harmless, and, for a period of six years from and after the Effective Time, Parent will and will cause the Surviving Corporation, to the fullest extent permitted by applicable law, indemnify and hold harmless, each present and former director or officer of Conceptus and its subsidiaries and each such person who served at the request of Conceptus or any subsidiary of Conceptus as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or in serving at the request of Conceptus or any subsidiary of Conceptus, in each case occurring before the Effective Time (including the transactions contemplated by the Merger Agreement).

At or prior to the Acceptance Time, and in any event, prior to the Effective Time, Conceptus will or, if Conceptus is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension (or “tail”) of the directors’ and officers’ liability insurance coverage of Conceptus’ existing directors’ and officers’ insurance policies and Conceptus’ existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (such period, the “Tail Period”) with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a same or better credit rating than Conceptus’ current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Conceptus’ existing policies and covering each person currently covered by Conceptus’ existing policies. Parent will, and will cause the Surviving Corporation to, maintain such “tail” policies in full force and effect through such six-year period. If Conceptus or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, then from the Effective Time through the end of the Tail Period, Parent will, or will cause the Surviving Corporation to, maintain in effect Conceptus’ current D&O Insurance covering each person currently covered by Conceptus’ D&O Insurance for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such person by reason of him or her serving in the applicable capacity on terms with respect to such coverage and amounts no less favorable than those of such D&O Insurance policies in effect on the date of the Merger Agreement. However, in no event will the aggregate costs of such D&O Insurance policies exceed in any one year during the Tail Period 250% of the current aggregate annual premiums paid by Conceptus for such purpose. In addition, Parent or the Surviving Corporation may substitute therefor D&O Insurance policies of any nationally recognized reputable insurance company with the same or better credit rating than Conceptus’ current insurance carrier with respect to D&O Insurance.

Treatment of Company Convertible Notes

The Merger Agreement provides that Conceptus will comply, and following the Effective Time, Parent will cause Conceptus and the Surviving Corporation, as applicable, to comply, with the terms of that certain Indenture, dated as of December 23, 2011 (the “Indenture”), between Conceptus and Wells Fargo Bank, National Association, as Trustee.

Conditions to the Merger

The Merger Agreement provides that the Merger will be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	The Merger Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of Conceptus, if required by applicable law.

•	Purchaser shall have accepted for payment and paid for the Shares tendered and not withdrawn pursuant to the Offer.

•

No order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any governmental entity shall be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

Termination Prior to the Acceptance Time

The Merger Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the board of directors of the terminating party or parties as follows:

•	by mutual written consent of Parent and Conceptus;

•

by either Parent or Conceptus if Purchaser shall not have validly accepted for payment Shares tendered pursuant to the Offer on or before the End Date; provided that either Conceptus or Parent may, upon written notice to the other party, extend the End Date to October 15, 2013 if the HSR Condition (as defined in Section 13—“Conditions to the Offer”) has not been satisfied prior to the End Date;

•

by Conceptus, if (i) Parent or Purchaser shall have breached in any material respect any of the covenants or agreements made by it in the Merger Agreement, or (ii) any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall have been materially inaccurate when made or shall have become materially inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), and, in the case of either clause (i) or (ii), such breach is reasonably likely to prevent, materially delay or impair the ability of Parent and Purchaser to consummate the Offer and the Merger, and such breach is incapable of being cured by the End Date or is not cured by Parent or Purchaser, as applicable, within twenty business days after Parent receives written notice of such breach from Conceptus;

•

by Conceptus, concurrently with the Conceptus Board’s causing Conceptus to enter into an Alternative Acquisition Agreement concerning a Superior Proposal, if Conceptus has complied in all material respects with the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such Superior Proposal; provided that the right of Conceptus to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the payment by Conceptus to Parent of the Conceptus Termination Fee (as defined under “Summary of the Merger Agreement—Termination Fee” below) in accordance with the Merger Agreement;

•	by Conceptus, if Purchaser has not commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten business days following the date of the Merger Agreement;

•

by Parent, if: (i) Conceptus shall have breached any of the covenants or agreements contained in the Merger Agreement to be complied with by Conceptus; or (ii) any of the representations and warranties of Conceptus set forth in the Merger Agreement shall have been materially inaccurate when made or shall have become materially inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), and, in the case of either clause (i) or (ii), such breach would cause any of the conditions set forth in the first and second sub-bullet points under bullet point three in Section 13—“Conditions to the Offer” not to be satisfied at any scheduled expiration time of the Offer, and such breach is incapable of being cured by the End Date or is not cured by Conceptus within twenty business days after Conceptus receives written notice of such breach from Parent; or

•

by Parent, if the Conceptus Board shall have (i) effected a Company Adverse Recommendation Change, (ii) failed, at any time following receipt by Conceptus of an Acquisition Proposal not subject to Regulation 14D under the Exchange Act, to publicly reaffirm the Conceptus Board Recommendation within five business days after receipt of any written request by Parent therefor, or (iii) failed to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, and publicly reaffirm the Conceptus Board Recommendation, within ten business days after the commencement of such Acquisition Proposal.

Termination Before or After the Acceptance Time

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, by either Parent or Conceptus if (a) any order of any governmental entity having competent jurisdiction is entered permanently enjoining Conceptus, Parent or Purchaser from consummating the Offer or the Merger and such Order has become final and nonappealable, or (b) there shall be any law that makes the consummation of the Offer or the Merger illegal or otherwise prohibited.

Termination Fee

If the Merger Agreement is terminated (i) by Conceptus pursuant to the provision described in the fourth bullet point under “Summary of the Merger Agreement— Termination Prior to the Acceptance Time” above or (ii) by Parent pursuant to the provision described in the seventh bullet point under “Summary of the Merger Agreement— Termination Prior to the Acceptance Time” above, then Conceptus shall promptly, but in any event within two business days, pay to Parent an amount in cash equal to $37.3 million (the “Conceptus Termination Fee”). In addition, in the event that (A) the Merger Agreement is terminated (i) by Parent pursuant to the provision described in the sixth bullet point under “Summary of the Merger Agreement—Termination Prior to the Acceptance Time” above or (ii) by either Parent or Conceptus pursuant to the provision described in the second bullet point under “Summary of the Merger Agreement—Termination Prior to the Acceptance Time” above and, at the time of such termination pursuant to such provision the HSR Condition shall not have been satisfied, (B) prior to the time of such termination an Acquisition Proposal (or an intention (whether or not conditional) to make an Acquisition Proposal) (which Acquisition Proposal, if consummated, would constitute a Subsequent Transaction, as defined below) shall have been publicly announced, commenced or disclosed by a third party and such announcement, commencement or disclosure shall not have been publicly withdrawn or rescinded at least five business days prior to the date of such termination (in the case of termination pursuant to the provision described in the sixth bullet point under “Summary of the Merger Agreement—Termination Prior to the Acceptance Time” above) or at least five business days prior to the End Date (in the case of termination pursuant to the provision described in the second bullet point under “Summary of the Merger Agreement—Termination Prior to the Acceptance Time” above) and (C) prior to the date that is twelve months after the termination of the Merger Agreement, a Subsequent Transaction is consummated or Conceptus enters into an Alternative Acquisition Agreement with respect to, or approves or recommends to the stockholders of Conceptus or otherwise does not oppose, a Subsequent Transaction which thereafter is consummated, then Conceptus shall promptly, but in any event within two business days after such Subsequent Transaction is consummated, pay the Conceptus Termination Fee to Parent. “Subsequent Transaction” means any Acquisition Proposal that results or would result in a third party beneficially owning equity interests representing more than 50% of the voting power of the equity interests of Conceptus or owning or exclusively licensing tangible or intangible assets representing more than 50% of the revenues or fair market value of the assets of Conceptus and its subsidiaries, taken as a whole.

12. Source and Amount of Funds

We estimate that we will need up to approximately $1.1 billion to purchase all of the outstanding Shares validly tendered into the Offer, acquire all the remaining outstanding Shares pursuant to the Merger and to pay all related fees and expenses. Such amount will be funded by Bayer AG’s, Parent’s and their respective affiliates’ available cash, cash equivalents and operational cash flow. The funds from such sources will be provided to Purchaser through intragroup loans, capital contributions and/or other customary intragroup transfers and transactions.

We do not believe our financial condition is relevant to your decision whether to tender your Shares into and accept the Offer because (a) cash is the only consideration that we are paying to the holders of the Shares in connection with this Offer, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (d) as described above, we, together with Bayer AG and each of our respective affiliates, will have cash, cash equivalents and operational cash flow sufficient to finance the Offer and the Merger.

13. Conditions to the Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return Shares tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any Shares tendered in the Offer if:

•

the condition that prior to the then scheduled expiration time of the Offer, there be validly tendered in accordance with the terms of the Offer (without regard to Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the scheduled expiration time of the Offer) and not withdrawn a number of Shares that, together with the Shares then owned by the Bayer Entities, represents at least a majority of the sum of (x) the number of Shares then issued and outstanding plus (y) all Shares which Conceptus may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Conceptus Options, Conceptus Restricted Stock Units, Conceptus Stock Appreciation Rights and Conceptus Convertible Notes (after giving effect to any Make-Whole Fundamental Change (as defined in the Indenture), assuming the effectiveness thereof occurred on the scheduled expiration time of the Offer)) (the “Minimum Condition”) shall not have been satisfied at the expiration time of the Offer;

•

the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated at or prior to the expiration time of the Offer (the “HSR Condition”); or

•	any of the following conditions shall exist or has occurred and is continuing at the expiration time of the Offer:

•

(1) any of the representations and warranties of Conceptus set forth in the Merger Agreement (other than the representations and warranties set forth in Section 4.4(a), Section 4.4(b) and Section 4.4(c) of the Merger Agreement, relating to the capitalization of Conceptus) shall not be true and correct as of the date of the Merger Agreement, and as of the expiration time of the Offer as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall not be true and correct as of such other date), except where any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification set forth therein, other than in the first sentence of Section 4.8 of the Merger Agreement, relating to the absence of any Company Material Adverse Effect), individually or in the aggregate with such other failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect; or (2) any of the representations and warranties set forth in Section 4.4(a), Section 4.4(b) or Section 4.4(c) of the Merger Agreement (relating to the capitalization of Conceptus) shall not be true and correct in all respects (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of the Merger Agreement and as of the expiration time of the Offer as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall not be true and correct as of such other date);

•

Conceptus shall have failed to perform in any material respect any covenant required to be performed by it under the Merger Agreement, and such failure to perform shall not have been cured prior to the expiration time of the Offer;

•

Parent shall not have received a certificate signed on behalf of Conceptus by the Chief Executive Officer or Chief Financial Officer of Conceptus to the effect that the conditions in the two immediately-preceding bullet points have been satisfied;

•	since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect;

•

there shall be any law or order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable pursuant to an authoritative interpretation to the Offer or the Merger, by any governmental entity (other than the application of the waiting period provisions of the HSR Act or any other antitrust law to the Offer or to the Merger) the effect of which is to: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) impose, effect, implement or require any Material Restriction, (3) impose material limitations on the ability of Parent or any of its subsidiaries effectively to acquire, pay for, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or any of its subsidiaries on all matters properly presented to the stockholders of Conceptus, or (4) require divestiture by Parent or any of its subsidiaries of any Shares;

•

there shall be instituted or pending any action by any governmental entity of competent jurisdiction against Parent, Purchaser, any other Bayer Entity or Conceptus or any of its controlled affiliates seeking any of the consequences referred to in clauses (1) through (4) of the immediately-preceding bullet point;

•	a governmental entity has declared a banking moratorium or any suspension of payments that is generally applicable in respect of banks in the United States; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The conditions to the Offer set forth above are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser, regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion, and all conditions (except for the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of Conceptus) may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14. Dividends and Distributions

The Merger Agreement provides that, subject to certain exceptions, Conceptus will not, between the date of the Merger Agreement and the date and time at which Purchaser accepts Shares for payment in the Offer, declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock. See Section 11—“Purpose of the Offer and Plans for Conceptus; Summary of the Merger Agreement—Summary of the Merger Agreement—Interim Operations”.

15. Certain Legal Matters

General

Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Conceptus with the SEC and other information regarding Conceptus, Parent and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Conceptus and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer, other than the expiration or termination of the applicable waiting period under the HSR Act. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws”, would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the business of Conceptus or Parent or that certain parts of the business of Conceptus or Parent business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions to the Offer”.

Stockholder Litigation

A purported shareholder of Conceptus has filed a putative shareholder class action lawsuit in the Superior Court of the State of California (Santa Clara County), captioned as follows: Carson Strauss, individually and on behalf of all others similarly situated, Plaintiff, v. Conceptus, Inc., Kathryn A. Tunstall, D. Keith Grossman, John L. Bishop, Thomas F. Bonadio, Paul A. Laviolette, Robert V. Toni, Peter L. Wilson, Bayer HealthCare LLC, and Evelyn Acquisition Company, Defendants, Case No. 113CV245627 (Cal. Super. Ct.). The action is brought against Conceptus, its directors, Parent and Purchaser. The action alleges, among other things, that Conceptus’ directors breached their fiduciary duties by approving the Merger Agreement, and that Conceptus, Parent and Purchaser aided and abetted these alleged breaches of fiduciary duty. The complaint seeks, among other things, to enjoin the proposed transaction, as well as to award the plaintiff’s attorneys’ and experts’ fees. Although in light of the risks inherent in any legal proceeding, there can be no assurance that Parent and Purchaser will not incur material liability or expense in connection with this suit, or that Parent and Purchaser will be successful in achieving a favorable outsome in a timely manner with respect to this suit, Parent and Purchaser believe this suit is entirely without merit and intend to defend vigorously against these claims.

Antitrust

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Bayer AG by virtue of Purchaser’s acquisition of Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties anticipate filing such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or prior to May 10, 2013. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on the 15th calendar day after the filing by Bayer AG, unless earlier terminated by the FTC and the Antitrust Division or Bayer AG receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Bayer AG’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Bayer AG’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Conceptus is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Conceptus’ failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of the Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares in the Offer and the Merger, (2) the divestiture of Shares purchased in the Offer and Merger or (3) the divestiture of substantial assets of Bayer AG, Conceptus or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—“Conditions to the Offer.”

Bayer AG and Conceptus also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Bayer AG and Conceptus are engaged, Bayer AG and Conceptus believe that no mandatory antitrust premerger notification filing is required outside the United States. Based upon an examination of publicly available and other information relating to the businesses in which Conceptus is engaged, Bayer AG and Conceptus believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Bayer AG and Conceptus cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—“Conditions to the Offer”.

Stockholder Approval

Conceptus has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by Conceptus and the consummation by Conceptus of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Conceptus, and no other corporate proceedings on the part of Conceptus are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of a certificate of merger and other documents as required by the DGCL). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to the certificate of incorporation of Conceptus, the Shares are the only securities of Conceptus that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Conceptus. Parent and Purchaser have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Short-Form Merger

The DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Parent, Purchaser and their affiliates own at least 90% of the outstanding Shares, Purchaser could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of Conceptus if permitted to do so under the DGCL.

State Takeover Laws

A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Conceptus has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date.

Conceptus has represented to us in the Merger Agreement that the Conceptus Board (at a meeting or meetings duly called and held) has approved, for purposes of the DGCL and any other “interested stockholder” or other similar statute or regulation that might be deemed applicable, the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered into the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions to the Offer”.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If they choose to exercise their appraisal rights in connection with the Merger and they comply with the applicable legal requirements under the DGCL, they will be entitled to payment for their Shares based on a judicial determination of the fair value of their Shares. This value may be the same, more or less than the price that we are offering to pay in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

“Going Private” Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16. Fees and Expenses

Bayer AG retained Bank of America Merrill Lynch to act as financial advisor in connection with Parent’s and Purchaser’s acquisition of Conceptus. We have also retained the Depositary and the Information Agent in connection with the Offer. Each of Bank of America Merrill Lynch, the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will on request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer material to their customers.

17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) related to the Offer in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO related to the Offer and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 9—“Certain Information Concerning Parent and Purchaser”.

The Offer does not constitute a solicitation of proxies for any meeting of the stockholders of Conceptus. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied on as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Conceptus or any of their respective affiliates since the date as of which information is furnished or the date of this Offer to Purchase.

EVELYN ACQUISITION COMPANY

May 7, 2013

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

MEMBERS OF THE SUPERVISORY BOARD AND THE BOARD OF MANAGEMENT OF BAYER AG

1. Directors and Executive Officers of Purchaser

The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years of each of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is Evelyn Acquisition Company, c/o Bayer HealthCare LLC, 555 White Plains Road, Tarrytown, New York 10591, and the business phone number is (914) 366-1800. All directors and officers listed below are U.S. citizens, except for Mr. Stevenson who is a citizen of the U.K.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Daniel Apel Chairman of the Board of Directors	Daniel Apel is Chairman of Purchaser. He has been Senior Vice President and Chief Administrative Officer of Parent since July 2009. Since 2012, he is also acting in the capacity of President and Chief Executive Officer of both Bayer HealthCare Pharmaceuticals Inc. and Parent. From March 2007 to June 2009, Mr. Apel was employed by Bayer AG as the Head of Accounting for the Bayer Healthcare Subgroup based in Leverkusen, Germany. Mr. Apel joined Bayer in November 1998 from Chiron Corporation, where he was Director of Finance and IT, and has since then held various positions of leadership in Bayer’s finance department, including Chief Financial Officer of Bayer Inc. Canada from November 2004 to February 2007. He holds a B.A. degree from the University of Pennsylvania and a Master’s degree in Business Administration from the University of California at Berkeley.

Paul Bedard Chief Executive Officer and Director	Paul Bedard is the Chief Executive Officer and a director of Purchaser. He joined Bayer Inc. as a Manager in Toronto in 1996 and transferred to Bayer Pharmaceuticals Corporation in West Haven as a Marketing Director in January 2003. In April 2007 he relocated to New Jersey to become Vice President Marketing of Women’s Healthcare at Bayer HealthCare Pharmaceuticals Inc. In October 2008 he was appointed Vice President and General Manager Hematology/Neurology before being promoted to his current position as Senior Vice President and General Manager Women’s Healthcare in November 2011. Prior to his employment with Bayer, Mr. Bedard was a Marketing and Sales Analyst at Serono Canada Inc. until 1993 and a Sales Representative at Eli Lilly Canada Inc. from 1994 to 1995. He holds a B.Sc. degree from McGill University and a Master’s degree in Business Administration from McMaster University in Hamilton, Canada.

Michael McDonald Director and Secretary	Michael McDonald is the Secretary and a director of Purchaser. He is also a Vice President, Assistant General Counsel and Assistant Secretary of Parent, a position which he has held for approximately five years. Mr. McDonald also heads the Law and Patents department at and is Secretary of Bayer HealthCare Pharmaceuticals Inc. He is a Certified Public Accountant and holds a B.S. degree in Accounting from the University of Scranton and a J.D. from Seton Hall School of Law.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Alan Stevenson Director and Assistant Secretary	Alan Donald Stevenson is the Assistant Secretary and a director of Purchaser. He has been Senior Counsel of Parent since 2007, supporting its hematology business and the management of its West Coast operations. Prior to his current position, Mr. Stevenson participated on the management committees of various Bayer U.S. entities. Prior to joining Bayer, Mr. Stevenson was Company Secretary of Schering AG’s U.K. subsidiary, which was subsequently acquired by Bayer. Mr. Stevenson is admitted to practice law in California, England and Wales, and Scotland. He holds a B.A. degree in Law and a Diploma in Legal Practice from the University of Glasgow, Scotland.

2. Directors and Executive Officers of Parent

The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is c/o Bayer HealthCare LLC, 555 White Plains Road, Tarrytown, New York 10591, and the business phone number is (914) 366-1800.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Daniel Apel President, Chief Executive Officer and Director	Daniel Apel has been Senior Vice President and Chief Administrative Officer of Parent since July 2009. Since 2012, he is also acting in the capacity of President and Chief Executive Officer of both Bayer HealthCare Pharmaceuticals Inc. and Parent. He is also Chairman of Purchaser. From March 2007 to June 2009, Mr. Apel was employed by Bayer AG as the Head of Accounting for the Bayer Healthcare Subgroup based in Leverkusen, Germany. Mr. Apel joined Bayer in November 1998 from Chiron Corporation, where he was Director of Finance and IT, and has since then held various positions of leadership in Bayer’s finance department, including Chief Financial Officer of Bayer Inc. Canada from November 2004 to February 2007. He holds a B.A. degree from the University of Pennsylvania and a Master’s degree in Business Administration from the University of California at Berkeley. Mr. Apel is a U.S. citizen.

Erica L. Mann Director and President, Worldwide Bayer Consumer Care Division	Erica Lilith Mann has been a director of Parent since 2011. Ms. Mann joined Parent in April 2011 as President, Worldwide Bayer Consumer Care Division. Prior thereto she was President and General Manager of the Nutritional Division of Pfizer Inc. from 2009 to 2011. Ms. Mann joined Pfizer Inc. upon its acquisition of Wyeth Pharmaceuticals, where she was Senior Vice President, Global Nutritionals from April 2009 to October 2009 and Managing Director Australia and New Zealand from January 2003 to March 2009. Earlier in her career, she held positions of increasing responsibility at Lederle Laboratories, Johnson & Johnson and Eli Lilly& Company. Ms. Mann holds an undergraduate degree in Analytical Chemistry and a Marketing Management Diploma from the Institute of Marketing Management, Johannesburg, South Africa. Ms. Mann is an Australian citizen.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Joerg Heidrich Director and Global Head, Product Supply Biotech and Senior Vice President	Joerg Heidrich has been a director of Parent since 2009. He joined Bayer as a project leader in 1986. Since then he has held various positions within the Bayer group. In 2001 he became Vice President Production at Bayer HealthCare’s facility in Berkeley, California. In 2006 Mr. Heidrich assumed his current role as Global Head, Product Supply Biotech and Senior Vice President and head of Parent’s Berkeley site. He holds a Master’s degree in Mechanical Engineering from Aachen University (TH) in Aachen, Germany. Mr. Heidrich is a German citizen.

Ian M. Spinks Director	Ian M. Spinks has been a director of Parent since July 1, 2010, where he also is Senior Vice President, President, General Manager and Regional Head North America Animal Health. From May 2006 to June 2010, Mr. Spinks was Senior Vice President and Global Head for the Analgesics and CardioAspirin Strategic Business Units in Bayer HealthCare’s Consumer Care Division. Immediately prior to that, he served as Senior Vice President, Global Strategic Development and as Head of Global Strategic Marketing for Bayer’s Consumer Care Business Group. Mr. Spinks joined Bayer’s Consumer Care Division in 1991, after holding positions of increasing responsibility in marketing, sales and business development at Johnson & Johnson and Smith Kline Beecham. He received his B.S. degree in chemistry and mathematics from University of London and his MBA in marketing and finance from Columbia School of Business. Mr. Spinks is a dual U.S. and U.K. citizen.

Alan Main Director	Alan Main has been a director of Parent since 2010 and head of its Medical Care Division since July 2010. From February 2008 to July 2010, he was Senior Vice President and Head of Region Europe of Bayer HealthCare’s Consumer Care Division, which he joined as Vice President and Head of Region Asia Pacific in 2005 after Bayer’s acquisition of Roche’s Consumer Health Business. Mr. Main joined Roche in 1992, where he held positions of increasing responsibility in various locations, including the U.K., South Africa and Hong Kong, and was a member of its Leadership Team. Prior to Roche, Mr. Main worked for Stafford-Miller (now GSK) and Merrel-Dow (now Sanofi-Aventis). Mr. Main received his B.A. in International Marketing from Thames Polytechnic and is a member of the Chartered Institute of Marketers in the United Kingdom. Mr. Main is a U.K. citizen.

Philip Blake Director	Philip Blake has been a director of Parent since 2012. In February 2012 he was named U.S. Region head of Bayer HealthCare Pharmaceuticals Inc. Additionally, Mr. Blake was appointed President of Bayer Corporation in July 2012. Prior thereto, he was President and Chief Executive Officer of Bayer Inc. (Canada) from 2003 to February 2012. He joined Bayer in 1982 and has held leadership positions around the world focusing on global strategic product marketing, business development, clinical planning, product developments and sales management. Mr. Blake is a graduate of Bristol University, a Chartered Corporate Director and a dual Canadian and U.K. citizen.

3. Members of the Supervisory Board and the Board of Management of Bayer AG

The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years of each member of the Supervisory Board and Executive Board of Bayer AG are set forth below. The business address of each such person is c/o Bayer Aktiengesellschaft, D-51368 Leverkusen, Germany, and the business phone number is +49 214 30-1. All persons listed below are German citizens, except for Dr. Dekkers who is a dual Dutch and U.S. citizen, Dr. Achleitner who is an Austrian citizen and Ms. Rataj who is a U.S. citizen.

I. Board of Management

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Dr. Marijn Dekkers Chairman of the Board of Management	Dr. Marijn Dekkers has been Chairman of the Board of Management of Bayer AG since October 2010. Prior to joining Bayer in January 2010, he was Chief Operating Officer of Thermo Electron Corporation (later renamed Thermo Fisher Scientific Inc. following the acquisition of laboratory supplier Fisher Scientific) from 2000 to 2002 and Chief Executive Officer from 2002 to December 2009. Dr. Dekkers is also a director of General Electric Company.

Werner Baumann Member of the Board of Management	Werner Baumann has been a member of the Board of Management of Bayer AG (Chief Financial Officer) since January 2010. He joined Bayer AG in 1988. In October 2003 Mr. Baumann was appointed a member of the board of management of Bayer HealthCare AG and also served as the company’s Labor Director. From 2006 to the end of 2009, he was a member of the board of management and Labor Director of Bayer Pharma AG. Mr. Baumann is Chairman of the supervisory boards of Bayer Business Services GmbH and Bayer CropScience AG.

Michael König Member of the Board of Management	Michael König has been a member of the Board of Management of Bayer AG since April 2013. Having joined Bayer AG upon graduation from university, he became General Manager of Bayer Polymers Shanghai Co. Ltd., China, in 2000. In April 2007 Mr. König became Senior Bayer Representative for the Greater China country group and Senior Country Representative for Bayer MaterialScience in China. From July 2011 until his appointment to the Board of Management he was head of Bayer MaterialScience’s Polycarbonate Business Unit.

Prof. Dr. Wolfgang Plischke Member of the Board of Management	Prof. Dr. Wolfgang Plischke has been a member of the Board of Management of Bayer AG since March 2006. In addition, he assumed temporary chairmanship of Bayer HealthCare on March 1, 2013. He joined Bayer’s subsidiary Miles Diagnostic in 1980 and became President of Bayer Yahukin Ltd., Japan, in 1995. In 2000 Prof. Dr. Plischke was appointed head of the Pharmaceuticals Business Group in North America before being appointed head of the Pharmaceuticals Business Group at Bayer AG with responsibility for the global business in January 2002.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Dr. Richard Pott Member of the Board of Management	Dr. Richard Pott has been a member of the Board of Management of Bayer AG since May 2002. He joined Bayer’s Central Research Division in Uerdingen, Germany, in 1984. In 1987 Dr. Pott transferred to the Corporate Staff Division, where he worked as an organizational consultant in the Corporate Organization Department until taking up a post as strategic consultant in the Strategic Planning Department in 1989. In 1992 he was appointed head of Strategic Planning before becoming head of the Corporate Planning and Controlling Division in May 1997 and General Manager of Bayer AG’s Specialty Products Business Group in July 1999. Dr. Pott is Chairman of the supervisory boards of Bayer Chemicals AG, Bayer HealthCare AG, Bayer Pharma AG and Currenta Geschäftsführungs-GmbH. He is also a member of the supervisory board of Schott AG. Dr. Pott is expected to retire from the Board of Management of Bayer AG on May 31, 2013.

II. Supervisory Board

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Werner Wenning Chairman of the Supervisory Board	Werner Wenning has been Chairman of the Supervisory Board of Bayer AG since October 2012. Prior thereto, he was a member of Bayer AG’s Board of Management since 1997 and Chairman thereof since April 2002. Mr. Wenning is a member of the supervisory boards of E.ON SE (chairman), Deutsche Bank AG, HDI V.a.G., Siemens AG and Talanx AG, and a member of the shareholders’ committee of Henkel KGaA and Freudenberg & Co. KG.

Thomas de Win Vice Chairman of the Supervisory Board	Thomas de Win has been a member of the Supervisory Board of Bayer AG since April 2002 and Vice Chairman thereof since March 2006. He has also been Chairman of the Bayer Central Works Council since December 2005 and Chairman of the Bayer Group Works Council since June 2010. Mr. de Win is a member of the supervisory board of Bayer MaterialScience AG.

Dr. Paul Achleitner Member of the Supervisory Board	Dr. Paul Achleitner has been a member of the Supervisory Board of Bayer AG since April 2002. He was a member of the board of management of Allianz SE from 2000 to 2012. Dr. Achleitner is a member of the supervisory boards of Deutsche Bank AG (chairman), Daimler AG, RWE AG and a member of the shareholders’ committee of Henkel KGaA.

Dr. Clemens Börsig Member of the Supervisory Board	Dr. Clemens Börsig has been a member of the Supervisory Board of Bayer AG since April 2007. From 2006 to May 2012 he was chairman of the supervisory board of Deutsche Bank AG. Dr. Börsig is a director of Emerson Electric Co., and a member of the supervisory board of Daimler AG and Linde AG.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
André van Broich Member of the Supervisory Board	André van Broich has been a member of the Supervisory Board of Bayer AG since April 2012. He has been Chairman of the Works Council of Bayer’s site in Dormagen, Germany, since January 2010 and was Vice Chairman thereof from 2006 to 2010. Mr. van Broich is a member of the supervisory board of Bayer Crop Science AG.

Thomas Ebeling Member of the Supervisory Board	Thomas Ebeling has been a member of the Supervisory Board of Bayer AG since April 2012. Since March 2009 he has also been Chief Executive Officer of ProSiebenSat1 Media AG. Prior thereto, he was Chief Executive Officer of the Consumer Health Division of Novartis AG and Chief Executive Officer of Novartis AG’s global pharmaceuticals business from 2000 to October 2007.

Dr. Thomas Fischer Member of the Supervisory Board	Dr. Thomas Fischer has been a member of the Supervisory Board of Bayer AG since October 2005. He is also Chairman of the Group Managerial Employees’ Committee of Bayer AG. Dr. Fischer is a member of the supervisory board of Bayer MaterialScience AG.

Peter Hausmann Member of the Supervisory Board	Peter Hausmann has been a member of the Supervisory Board of Bayer AG since April 2006. He is also a member of the executive committee of the German Mining, Chemical and Energy Industrial Union and a member of the supervisory board of Vivawest Wohnen GmbH.

Reiner Hoffmann Member of the Supervisory Board	Reiner Hoffmann has been a member of the Supervisory Board of Bayer AG since October 2006. He has been a Vice Regional District Manager of the German Mining, Chemical and Energy Industrial Union since November 2009 and is Vice General Secretary of the European Trade Union Federation. Mr. Hoffmann is a member of the supervisory boards of SASOL Germany GmbH and Evonik Services GmbH.

Yüksel Karaaslan Member of the Supervisory Board	Yüksel Karaaslan has been a member of the Supervisory Board of Bayer AG since April 2012. He is Chairman of the Works Council of Bayer’s site in Berlin, Germany, and Vice Chairman of Bayer’s Central Works Council since 2008. Mr. Karaaslan is a member of the supervisory board of Bayer Pharma AG.

Dr. rer. pol. Klaus Kleinfeld Member of the Supervisory Board	Dr. Klaus Kleinfeld has been a member of the Supervisory Board of Bayer AG since April 2005. He is Chief Executive Officer if Alcoa Inc. since 2008 and the Chairman of its board of directors since 2010. From 2005 to 2008 he was Chairman of the board of management of Siemens AG. Dr. Kleinfeld is a director of Morgan Stanley.

Petra Kronen Member of the Supervisory Board	Petra Kronen has been a member of the Supervisory Board of Bayer AG since July 2000. She has also been Chairman of the Works Council of Bayer’s site in Uerdingen, Germany, since 1999. Ms. Kronen is vice chairman of the supervisory board of Bayer MaterialScience AG.

Dr. rer. nat. Helmut Panke Member of the Supervisory Board	Dr. Helmut Panke has been a member of the Supervisory Board of Bayer AG since April 2007. He has also been a non-executive director of the board of management of Singapore Airlines Ltd. since August 2008, a member of the human resources and compensation committee of UBS AG since 2008 and a member of the administrative council of Microsoft Corporation since 2003.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Sue H. Rataj Member of the Supervisory Board	Sue Rataj has been a member of the Supervisory Board of Bayer AG since April 2012. Since 2011 she is a director of Cabot Corporation. Prior thereto, she held various leadership positions at BP plc, including Chief Executive of Petrochemicals from 2010 to 2011, Chief Executive of Global Aromatics and Acetyls 2008 to 2009 and Group Vice President Safety, Operations and Technology from 2006 to 2008.

Petra Reinbold-Knape Member of the Supervisory Board	Petra Reinbold-Knape has been a member of the Supervisory Board of Bayer AG since April 2012. She has been Regional District Manager North-East of the German Mining, Chemical and Energy Industrial Union since 2007. Ms. Reinbold-Knape is a member of the supervisory boards of envia Mitteldeutsche Energie AG, Vattenfall Europe Generation AG and MDSE Mitteldeutsche Sanierungs- und Entsorgungsgesellschaft mbH.

Michael Schmidt-Kiessling Member of the Supervisory Board	Michael Schmidt-Kiessling has been a member of the Supervisory Board of Bayer AG since April 2012. Since 2010, he is Vice Chairman of the Works Council of Bayer’s site in Elberfeld, Germany, a member of the Economics Committee of Bayer AG and a member of Bayer AG’s Central Works Council. He has been a member of Bayer AG’s Works Council on a full time basis since 1994. Mr. Schmidt-Kiessling is a member of the supervisory board of Bayer Pharma AG.

Prof. Dr.-Ing. Ekkehard D. Schulz Member of the Supervisory Board	Prof. Dr. Ekkehard Schulz has been a member of the Supervisory Board of Bayer AG since April 2005. He is a member of the supervisory boards of MAN SE (Vice Chairman) and RWE AG. Prof. Dr. Schulz was Chairman of the board of management of ThyssenKrupp AG from 1999 to 2011.

Dr. Klaus Sturany Member of the Supervisory Board	Dr. Klaus Sturany has been a member of the Supervisory Board of Bayer AG since April 2007. He is also a member of the supervisory boards of Hannover Rückversicherung AG (Vice Chairman) and Sulzer AG.

Prof. Dr. Dr. h.c. mult. Ernst-Ludwig Winnacker Member of the Supervisory Board	Prof. Dr. Ernst-Ludwig Winnacker has been a member of the Supervisory Board of Bayer AG since April 1997. He is also General Secretary of the Human Frontier Science Program since July 2009. Prof. Dr. Winnacker is a member of the supervisory boards of Medigene AG (chairman) and Wacker Chemie AG.

Oliver Zühlke Member of the Supervisory Board	Oliver Zühlke has been a member of the Supervisory Board of Bayer AG since April 2007. He is also Chairman of the Works Council of Bayer’s site in Leverkusen, Germany, and Chairman of the Bayer European Forum.

The Letter of Transmittal, certificates representing Shares and any other required documents should be sent by each stockholder of Conceptus or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

250 Royall Street, Suite V

Canton, MA 02021

By Registered or Certified Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

Computershare Trust Company, N.A.	(617) 360-6810	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions		c/o Voluntary Corporate Actions
P.O. Box 43011	Confirm Facsimile by Telephone:	250 Royall Street, Suite V
Providence, RI 02940-3011		Canton, MA 02021
(781) 575-2332

(For Confirmation Only)

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks and Brokers Call: (800) 223-2064

Call Toll Free: (866) 297-1410